SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM S - 4

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                      Interactive Technologies Corp., Inc.
             (Exact name of registrant as specified in its charter)

                  Wyoming                                     98-0120805
         State of Incorporation (I.R.S. Employer Identification Number)

                                   0000883041
            (Primary Standard Industrial Classification Code Number)

        102 South Harbor City Blvd., Melbourne, Fl. 32901; (407) 953-4811 (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                  Perry Douglas West, Chief Executive Officer
                      Interactive Technologies Corp., Inc.
        102 South Harbor City Blvd., Melbourne, Fl. 32901; (407) 953-4811

                                 With a Copy to:
                            James J. Panipinto, Esq.
                          Panipinto & Associates, P.C.
              10440 N. Central Expwy., Ste. 1440, Dallas, TX 75231
     (Name, Address, and Telephone Number, Including Zip Code and Area Code,
                        of Agent for Service of Process)
                             -----------------------

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
Title of                           Proposed       Proposed
Securities            Amount        Maximum        Maximum            Amount of
to be                  to be    Offering Price    Aggregate         Registration
Registered          Registered   Per Share (1) Offering Price (1)       Fee
--------------------------------------------------------------------------------
Common Stock        29,707,140(1)      $1.00     $29,707,140          $9002.16

Convertible
Peferred Stock       8,850,000(1)(2)                                      N/A

Convertible
Debentures           9,000,000(1)(2)                                      N/A
--------------------------------------------------------------------------------

(1)      The Common Stock,  Preferred  Shares and  Convertible  Debentures to be
         issued  in  units  in  exchange   for  the  Common   Stock  of  AIRTECH
         International Corporation ("AIRTECH Common Stock").

(2)      Convertible   into   8,850,000  shares  of   Common  Stock, included in
         29,707,140, set out above.

(3)      Convertible   into  9,000,000   shares  of  Common  Stock, inlcuded  in
         29,707,140, set out above.

                             CROSS REFERENCE SHEET

                                     PART I

A.  INFORMATION ABOUT THE TRANSACTION.

ITEM 1. Forepart of Registration
        Statement and Outside Front
        Cover Page of Prospectus.................Forepart and Outside Cover Page

ITEM 2. Inside Front and Outside
        Back Cover Pages of Prospectus.............Inside Front and Outside Back

ITEM 3. Summary Information..............................................Summary
        Risk Factors................................................Risk Factors
        Ratio of Earnings to Fixed Charges........................Not Applicable

ITEM 4. Terms of the Transaction.................................The Transaction

ITEM 5. Pro Forma Financial Information..........Pro Forma Financial Information

ITEM 6. Material Contacts with the
        Company Being Acquired...................................The Transaction

ITEM 7. Additional Information Required
        for Reoffering by Persons Deemed
        to be Underwriters........................................Not Applicable

ITEM 8. Interests of Named Experts and Counsel...............Experts and Counsel

ITEM 9. Disclosure of Commission
        Position on Indemnification
        for Securities Act
        Liabilities...............Indemnification for Securities Act Liabilities

B.  INFORMATION ABOUT THE REGISTRANT.

ITEM 10. Information with Respect
         to S-3 Registrants.......................................Not Applicable

ITEM 11. Incorporation of Certain
         Information by Reference.................................Not Applicable

ITEM 12. Information with Respect
         to S-2 or S-3 Registrants................................Not Applicable

ITEM 13. Incorporation of Certain
         Information by Reference.................................Not Applicable

ITEM 14. Information with Respect to
         Other Than S-2 or S-3 Registrants........................The Registrant

C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED.

ITEM 15. Information with Respect to S-3 Companies................Not Applicable

ITEM 16. Information with Respect to S-2 or S-3 Companies.........Not Applicable

ITEM 17. Information with Respect to
         Other Than S-2 or S-3 Companies...The Acquired Company; The Transaction

D.  VOTING AND MANAGEMENT INFORMATION.

ITEM 18. Information if Proxies, Consents
         or Authorizations Are to be Solicited....................Not Applicable

ITEM 19. Information if Proxies,
         Consents or Authorizations
         Are Not to be Solicited...............Voting and Management Information

                                     PART II

                  INFORMATION NOT REQUIRED TO BE IN PROSPECTUS

ITEM 20. Indemnification of Directors and Officers

ITEM 21. Exhibits and Financial Statement Schedules

ITEM 22. Undertakings

PROSPECTUS
--------------------------------------------------------------------------------
                      Interactive Technologies Corp., Inc.

                         29,707,142 Shares Common Stock
                     8,850,000 Convertible Preferred Shares
                      $9,000,000 Convertible 10% Debentures
--------------------------------------------------------------------------------


         This Prospectus pertains to an offer by Interactive Technologies Corp., Inc. ("ITC"), a Wyoming corporation, to purchase all, but not less than 81%, of the issued and outstanding $0.0001 par value common stock (the "AIRTECH Common Stock") of AIRTECH International Corporation ("AIRTECH"). The offer is being made pursuant to a Stock Purchase Agreement (herein so called), dated as of May 8, 1997, as amended and restated as of August 1, 1997. Pursuant to the Stock Purchase Agreement, each holder of the AIRTECH common stock shall receive in exchange for such AIRTECH Common Stock: (i) his pro-rata percent of 8,000,000 shares of the $0.01 par value ITC common stock (the "ITC Common Stock") being registered hereunder; (ii) his pro-rata share of 8,850,000 shares of ITC's Convertible Preferred Shares (the ITC Preferred Shares"), and his pro-rata share of $9,000,000 aggregate principal amount of ITC Convertible 10% Debentures (the "ITC Debentures"). The remaining 21,707142 shares of ITC Common Stock being registered hereunder will be reserved by ITC for the conversion if any of the ITC Preferred Shares and the ITC Debentures, in accordance with their terms. (See EXHIBIT "A" - Terms of ITC Preferred Stock.
See also EXHIBIT "B" -Terms of ITC Debentures.)

         See "Risk Factors" for a discussion of certain material factors which should be considered in connection with an investment in the Securities.
                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                                ----------------

INFORMATION   CONTAINED  HEREIN  IS  SUBJECT  TO  COMPLETION  OR  AMENDMENT.   A
REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

The date of this Prospectus is September ____, 1997.

                              AVAILABLE INFORMATION

ITC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by ITC under the Exchange Act can be inspected and copied, at the prescribed rates, at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at certain of its regional offices. The Commission maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including ITC, that file electronically.

Where any document or part thereof is incorporated by reference in this Prospectus but not delivered herewith, ITC shall provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Any such requests and inquiries may be made to Interactive Technologies Corp., Inc., (407) 953-4811, Attn: Chief Executive Officer.


                                TABLE OF CONTENTS
                                                                           Page
Summary Information.....................................................    1
Risk Factors............................................................    3
The Transaction.........................................................    7
Means of Offer and Acceptance...........................................    9
Selected Pro Forma Financial Data.......................................   12
Management's Discussion and Analysis....................................   11
The Registrant..........................................................   15
The Acquired Company....................................................   20
Management Information..................................................   26
Voting Securities and Principal Holders Thereof.........................   30
Interests of Experts and Counsel........................................   33
Certain Legal Matters...................................................   33
Experts.................................................................   33
Transfer Agent..........................................................   33
Indemnification for Securities Act  Liabilities.........................   33

SIGNATURES..............................................................   54

EXHIBITS
         EXHIBIT "A" - Terms of ITC Preferred Stock ....................A-1/34
         EXHIBIT "B" - Terms of ITC Debenture...........................B-1/40
         EXHIBIT "C" - Form for Accepting Tender Offer..................C-1/52

                               SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements appearing elsewhere, or incorporated by reference, in this Prospectus. The Securities offered hereby involve a high degree of risk. Investors should carefully consider the information set forth under the heading "Risk Factors".

Principal Offices.   Interactive Technologies Corp., Inc.
                     102 South Harbor City Blvd.
                     Melbourne, FL  32901
                     Tele:  (407) 953-4811

                     AIRTECH International Corporation
                     15400 Knoll Trail, Ste. 106
                     Dallas, TX 75248
                     Tele: (972) 960-9400

Business of ITC.     Interactive   Technologies  Corp.,  Inc.  ("ITC")  develops
                     and produces interactive television and interactive digital
                     media  programming  for   distribution  via cable,  and  by
                     broadcast and direct satellite television.  ITC's principal
                     interactive    programming     product    is Rebate TVTM, a
                     television     programing product        which incorporates
                     interactive media and computer data management which allows retail vendors to advertise on television and which  allows
                     the     consumer    to   receive a cash rebate through ITC.
                     Additionally, ITC   has   begun   pursuing opportunities in
                     Interactive   Video   and   Data Services  ("IVDS"),  a new
                     communications industry, initially licensed by the  Federal
                     Communications Commission in 1993, with the majority of the
                     licenses being offered  in July  1994.   No  IVDS  services
                     are currently being offered. (See "THE REGISTRANT-Principal
                     Products or Services and their Markets".)

Business
of AIRTECH.          AIRTECH International Corporation ("AIRTECH") is engaged in
                     the  business of  manufacturing   and  selling  indoor  air
                     filtration  systems and supplies under the name of AIRTECH.
                     AIRTECH  offers  solutions to  corporate,  light commercial and residential users.  Through its wholly owned subsidiary
                     Airsopure, Inc.   ("Airsopure"),  AIRTECH  began   offering
                     franchises in April 1997.  As of August 1, 1997,  Airsopure has entered into agreements with four franchisees  (for the
                     States of Oklahoma and Nevada,  for Northern California and
                     for Canada),    and has sold   distribution  rights for the
                     countries of Turkey, the Philippines and Taiwan. (See  "THE
                     ACQUIRED COMPANY - The Franchise Program".)

                     If ITC is able to acquire the minimum number of shares of AIRTECH, ITC intends to operate AIRTECH as its wholly owned subsidiary, and does not intend, in the foreseeable future, to make significant changes in the Board of Directors, executive officers or key employees.

The Transaction.     ITC has offered to purchase  all, but not less than 81%, of the issued and  outstanding $0.0001  par value common stock of AIRTECH pursuant to a Stock Purchase Agreement, dated as of May 8, 1997. (Such Stock Purchase Agreement,  as amended
                     and restated  as of August 1, 1997,   the   "Stock Purchase
                     Agreement") Pursuant to the Stock Purchase Agreement,  each
                     holder    of the  AIRTECH common stock (the "AIRTECH Common
                     Stock") which accepts ITC's purchase offer shall receive in
                     exchange for such AIRTECH Common Stock:   (i) his  pro-rata
                     percent of 8,000,000 shares of ITC's $.01 par value  common shares;(ii) his pro-rata share of 8,850,000 shares of ITC's
                     Convertible Preferred Shares (the " ITC Preferred Shares"),
                     and his   pro-rata share of  $9,000,000 aggregate principal
                     amount   of  ITC's Convertible   10% Debentures   (the "ITC
                     Debentures"). The remaining  21,707,142    shares of Commo
                     Stock being registered hereunder is being reserved by ITC against the conversion, if any,of the Convertible Preferred
                     Shares and the ITC Debentures.

Market Value
of Securities.       The following  sets forth  the  market  value  of ITC   and
                     AIRTECH   (both on an historical  and equivalent per  share
                     basis)   as of  May 8, 1997, the date preceding the date of
                     the public announcement of the proposed transaction:


                                              ITC (1)             AIRTECH(2)
                                           High     Lo
        May 8, 1997                       1 9/16   1 3/8            $1.00
        Quarter ended February 28, 1997   1 1/2    1 1/8            $2.00
        Quarter ended November 30, 1996   4        1 1/4            $1.50
        Quarter ended August 31, 1996     5 1/4    4 1/4            $1.50
        Quarter ended May 31, 1996        5        4 7/8            (2)
        Quarter ended March 29, 1996      4 3/4    3 7/8            (2)
        Quarter ended December 29, 1995   4        2 1/2            (2)

                     (1) Beginning April 30, 1996, the ITC Common Stock has been traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) SmallCap Market under the Symbol "ITNL". Prior to being traded on the NASDAQ exchange the ITC Common Stock were traded in the "over-the-Counter" or "Bulletin Board" market. Prior to the quarter ended December 29, 1995, to the best of ITC's knowledge, no trading occurred in the ITC Common Stock.

                           (2) The AIRTECH Common Stock has never been traded on a market. During 1996, AIRTECH has sold shares of AIRTECH Common Stock in a Private Placement pursuant to Regulation 504, at the prices and during the periods reflected in the table above.

                                          HISTORICAL                  PRO FORMA
                                       ITC        AIRTECH              COMBINED

Book Value - Fiscal Year 5/31/96     $ 0.35
Book Value - Fiscal Year 2/28/96                  $ 0.20
Book Value - Nine Months Ended
             February 28, 1997       $ 0.30       $ 0.22                $ 0.49

Earnings (Loss) per Share:
Fiscal year ended 5/31/96
       Primary                      ($ 0.05)
       Fully Diluted                ($ 0.05)
Fiscal year ended 2/28/96
       Primary                                   ($ 0.04)
       Fully Diluted                             ($ 0.03)
Nine months ended 2/28/97
       Primary                      ($ 0.13)      $ 0.01               ($ 0.08)
       Fully Diluted                ($ 0.13)      $ 0.01               ($ 0.04)


                           (See  Exhibits  for   explanation  of  principals  of
                           consolidation, earnings per share and computation of primary and fully diluted shares outstanding)

Voting and
Affiliate                  Votes.   Directors,   executive  officers  and  their
                           affiliates of ITC control approximately 49% of the issued and outstanding shares of ITC's Common Stock.
                           Authorization of the transaction by ITC does not require the approving vote of the Shareholders of the ITC Common Stock. The transaction was approved by the ITC Board of Directors on May 8, 1997.

                           Directors, executive officers and their affiliates of AIRTECH control approximately 43% of the issued and outstanding shares of AIRTECH's Common Stock. On April 20, 1997 AIRTECH shareholders, in a special shareholders, meeting voted on acceptance of the Stock Purchase Agreement submitted by ITC. At that meeting held in Dallas, Texas at 7:00 AM, on April 20, 1997 15,652,825 shares (representing approximately 90% of the issued and outstanding AIRTECH Common Stock) voted in favor of authorizing the officers and directors of AIRTECH to enter into the Stock Purchase Agreement ( See Stock Purchase Agreement) and to take such other actions as should be reasonably required and necessary to assist ITC in the preparation of its tender offer contemplated thereby. No (0.0%) shares voted against the proposition, and 1,082,175 (representing approximately 0.6% of the issued and outstanding AIRTECH Common Stock) abstained. This vote exceeds the 81% required by the Stock Purchase Agreement.

Regulatory
Approval No federal or state regulatory requirements must be complied with or approval obtained in connection with the proposed transaction.

Dissenter's                Rights  Holders of the AIRTECH  Common Stock electing
                           not to sell their shares to ITC have no dissenters rights of appraisal.

Tax Consequences The transaction is being structured as a "tax-free exchange" pursuant to Section 368(a)(1)(b) of the Internal Revenue Code of 1986, as amended. (the "Code").

                                  RISK FACTORS

An exchange of the AIRTECH Common Stock for the securities of ITC, as described in this Prospectus, involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, before agreeing to the exchange of the AIRTECH Common Stock or otherwise purchasing the securities of ITC. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of ITC and AIRTECH's operations as a wholly owned subsidiary of ITC. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

ITC - Negative Cash Flow and Operating Losses
---------------------------------------------

ITC has had a net loss from operations from inception. ITC does not anticipate that it will generate income from operations during its fiscal year ended May 31, 1998.

Limited History of Operations - General
---------------------------------------

ITC'S continued operations, and AIRTECH'S continued operations as a wholly owned subsidiary of ITC, are subject to all of the risks inherent in the operation of a new business enterprise. Prospective investors, therefore, have limited historical financial information about ITC and AIRTECH upon which to base an evaluation of such companies' performance. The likelihood of the success of ITC and AIRTECH must be considered in the light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business and the competitive environments in which ITC and AIRTECH operate. Consequently, there can be no assurance that the operations of ITC, or the operations of AIRTECH as a wholly owned subsidiary of ITC, will be successful in the future.

In light of the limited operating history of ITC and AIRTECH, their history of significant operating losses and their expectation that they will continue to incur significant expenses and operating losses for the foreseeable future, there can be no assurance that either ITC or AIRTECH will be able to implement its growth strategy, or achieve or sustain profitability.

Limited History of Operations - ITC.
------------------------------------

     Rebate TVTM. Rebate TVTM is a relatively new product that has not yet become widely utilized. ITC has completed its beta test (April 15, 1996 to December 31, 1996); and is currently in pre-production for Rebate. There is no assurance that Rebate TVTM will result in revenue or profit to ITC.

     IVDS Services. IVDS is a new communications industry licensed by the FCC for the first time in 1993. ITC acquired its licenses in the July 1994 auction, subject to, among other things, payment of a licensing fee. As of August 1, 1997, the balance of the licensing fees owed to the FCC was $540,000. There is no performance data on the industry or markets which it intends to serve. No IVDS services are being offered presently by ITC. There is no assurance that the proposed IVDS services will result in revenue or profit to ITC.

Limited History of Operations - AIRTECH .
-----------------------------------------

AIRTECH has conducted operations for approximately two (2) years and had a net loss from operations for its fiscal year ended February 28, 1996 in the amount of $556,255. For the nine month period ended February 28, 1997 (after giving effect to a change in fiscal years) AIRTECH has net income of $104,090. There is no assurance that the operations of AIRTECH will result in revenue or profit.

Significant Future Capital Requirements
---------------------------------------

The development of the businesses of ITC and AIRTECH, and the development, sales and delivery of their products and services require significant expenditures, a substantial portion of which are made before any revenues may be realized.
Certain of the expenditures, including marketing, sales and general and administrative costs, will be expensed as incurred, while certain other expenditures, including product design, network design and costs to obtain legal and regulatory approval, are deferred until the applicable network or product is installed and operational. ITC and AIRTECH will continue to incur significant expenditures in connection with the construction, acquisition, development and expansion of their products, services and customer base.

ITC and AIRTECH expect to fund additional capital requirements through additional equity and debt offerings, secured credit facilities, and internally generated funds, as appropriate. There can be no assurance, however, that either ITC or AIRTECH will be successful in generating sufficient cash flow or in raising sufficient capital on terms that it will consider acceptable, or at all.

Joint Ventures
--------------

AIRTECH will be and has entered into licensing agreements, joint ventures and the formation of additional subsidiaries whether wholly owned or less than wholly owned. It is contemplated that AIRTECH will generally own at least 81% any joint venture or subsidiary. It is also contemplated that AIRTECH will always own at least 51% of any such joint venture or subsidiary, and will maintain controls over operating and accounting policies of such entities.

Competition - ITC.
------------------

ITC is unaware of any direct competition with Rebate TVTM. However, there are other companies in the interactive television industry that have announced that they will provide programming to the interactive television marketplace. Many of these companies will be better capitalized than ITC and will be better positioned to take to take advantage of this emerging market. There is no assurance that ITC will secure a competitive position in such market or that its activities will result in profit to ITC.

Competition - AIRTECH.
----------------------

The demand for air purification technology is rapidly growing and the industry is becoming highly competitive. Most larger metropolitan areas have one or more small distributors or small manufacturers, such as AIRTECH, each with limited capital and limited products. The largest competitor in the industry is Honeywell with its Duracraft and Envirocare subsidiaries.

Competition will increase with society's growing awareness of air quality problems such as the sick building syndrome (where respiratory illness spreads through out a building by the heating and air conditioning system, increasing loss of workers productivity and the development of asthma in infants and small children). Competition will also increase with the identification of niche markets, such as (i) the food and beverage industry where smoking problems exist or local regulations make certain demands, (ii) the growth of cigar bars, (iii) the creation of lounges for smoking in airports and other public buildings,
(iii) and other smoking and non-smoking environment demands.

As competition increases, there will be many companies engaging in the air purification industry which are more experienced, more established and financially stronger than ITC. There can be no assurance that AIRTECH will be able to successfully compete against such companies.

Dependence upon Key Management
------------------------------

ITC is dependent on its present officers and key employees with respect to its current business and growth strategy. (See "MANAGEMENT INFORMATION - Directors and Executive Officers".) Should one or more of them cease to be affiliated with ITC before acceptable replacements are found, there could be a material adverse effect on ITC's business and prospects, and no assurance can be given that suitable replacements could be hired, if at all, except at substantial additional cost to ITC. As a result, ITC may be subject to the effect of possible conflicts of interest arising from the relationship of such persons in connection with the pursuit of business opportunities. There can be no assurance that any such conflict will be resolved in favor of ITC.

If ITC is able to acquire the minimum number of shares of AIRTECH, ITC intends to operate AIRTECH as its wholly owned subsidiary. ITC does not intend, in the foreseeable future to make significant changes in the Board of Directors, executive officers or key. Therefore, ITC will be dependent upon the present officers and key employees of AIRTECH with respect to the business being acquired. (See "MANAGEMENT INFORMATION - Directors and Executive Officers".) Members of AIRTECH'S present management have conducted extensive marketing and technical activities in the past, and AIRTECH exclusively distributed HONEYWELL ENVIRONMENTAL AIR CONTROL, INC.'s products prior to the termination of AIRTECH's Honeywell Environmental full Service Distributorship on May 26, 1996. AIRTECH has continued to purchase Honeywell products since the termination of AIRTECH's full service distributorship (See "THE ACQUIRED COMPANY - Legal Proceedings"). AIRTECH has limited air purification experience and since the termination by Honeywell of its full service distributorship has actively pursued the development and design of a full line of air purification products. AIRTECH has hired additional experienced personnel to conduct, develop and design these products including the startup of manufacturing. AIRTECH will require additional personnel with extensive experience in manufacturing operations, sales and marketing and research and design of new state of the art air purification products. No assurance can be given that such experienced personnel will be available to ITC following the proposed transaction. Further, should one or more of AIRTECH's present officers or key employees cease to be affiliated with ITC and AIRTECH before acceptable replacements are found, there could be a material adverse effect on AIRTECH's business and prospects, and no assurance can be given that suitable replacements could be hired, if at all, except at substantial additional cost to ITC and AIRTECH. As a result, ITC may be subject to the effect of possible conflicts of interest arising from the relationship of such persons in connection with the pursuit of business opportunities. There can be no assurance that any such conflict will be resolved in favor of ITC.

Expansion Risk
--------------

ITC and AIRTECH expect to experience a period of rapid expansion. The operating complexity of ITC, as well as the level of responsibility for management personnel, are expected to increase as a result of such expansion. ITC's ability to manage such growth effectively will require it and AIRTECH to continue to expand and improve its operational and financial systems and to expand, train and manage their employee base.

Rapid Technological Changes
---------------------------

The telecommunications and air purification industries are subject to rapid and significant changes in technology. While ITC believes that for the foreseeable future these changes will not materially hinder ITC's ability to acquire necessary technologies, the effect of technological changes on the businesses of ITC and AIRTECH cannot be predicted. Thus, there can be no assurance that technological developments will not have a material adverse effect on ITC and AIRTECH.

Control of AIRTECH by ITC.
--------------------------

Upon completion of the proposed acquisition, ITC will own a controlling number of the outstanding voting stock of ITC and will control the affairs and policies of AIRTECH.

Limited Prior Trading Market; Potential Volatility
--------------------------------------------------

There has been a limited public market for the ITC Common Stock. There has been no public market for the ITC Preferred Stock or the ITC Debentures. The AIRTECH Common Stock has not been publicly traded. There can be no assurance that an active trading market will develop for the ITC Preferred Stock or the ITC Debentures. Nor can there be any assurance that an active trading market for the ITC Common Stock will develop or be sustained after the date hereof. The market price of the shares of ITC Common Stock may be significantly affected by factors such as actual or anticipated fluctuations in ITC's and AIRTECH's operating results, new products or services or new contracts by ITC, AIRTECH or their competitors, legislative and regulatory developments, conditions and trends in the telecommunications industry, the air purification industry, general market conditions and other factors. In addition, the stock market, from time to time, has experienced significant price and volume fluctuations that have particularly affected the market prices for the common stock of telecommunications, high technology and other companies that have often been unrelated to the operating performance of particular companies. These broad market fluctuations may also adversely affect the market price of ITC's Common Stock, the ITC Preferred Stock or the ITC Debentures.

Shares Eligible for Future Sale; Dilution.
------------------------------------------

If the proposed stock purchase takes place following the acceptance of ITC's tender offer by holders of 81% or more of the AIRTECH Common Stock, there will be no immediate dilution in the net tangible book value of the ITC Common Stock computed on a fully diluted basis.

However, ITC has a significant number of authorized, but unissued shares, which may be issued by the Board of Directors without shareholder approval. Should the Board of Directors issue any such shares, AIRTECH Common Shareholders accepting the tender offer described herein will suffer additional dilution. Sales of substantial amounts of ITC Common Stock in the public market following completion of the proposed transaction may have an adverse effect on the market price of the ITC Common Stock. ITC has not agreed to, directly or indirectly, offer, sell, grant any option to purchase or otherwise dispose (or approve any offer, sale, grant or other disposition) of any shares of the ITC Common Stock or other capital stock of ITC or any securities convertible into, or exercisable or exchangeable for, any share of ITC Common Stock or other capital stock of ITC. Unless otherwise restricted, all shares of the ITC Common Stock offered hereby will be immediately eligible for sale in the public market.

ITC and AIRTECH have negotiated the offering and issuance, in a private placement to accredited investors, of a special series of preferred stock by ITC which would have pledged thereto the first 20% of the net revenues arising out of the sale to medicare and other patients of the AIRTECH 950 Air Purification and Filtration System. Approximately 3/4 of the net proceeds of the proposed offering would be paid to AIRTECH in consideration of the pledge of revenues, and the balance would be retained by ITC for unspecified purposes. There is no assurance that such offering will materialize, or if it is completed, the terms or conditions thereof.

Lack of Dividend History
------------------------

ITC has never declared or paid any cash dividends on the ITC Common Stock and does not expect to declare any such dividends in the foreseeable future. Payment of any future dividends will depend upon earnings and capital requirements of ITC and AIRTECH, their debt facilities and other factors the Board of Directors considers appropriate. ITC intends to retain its earnings, if any, to finance the development and expansion of its business and, therefore, does not anticipate paying any dividends in the foreseeable future. In addition, ITC anticipates entering into certain borrowing arrangements which will restrict its ability to pay dividends. Upon completion of the proposed transaction, ITC intends to adopt a policy that, for the foreseeable future, it will not take any action to upstream the earnings of AIRTECH from that subsidiary.

Government Regulation
---------------------

The ability of ITC to provide IVDS services in the United States is subject to the rules and regulations, if any, promulgated by the FCC. At present there are only limited rules or regulations. However, there is no assurance that there will not be further rules and regulations forthcoming which are adverse to the interests of ITC.

The AIRTECH 950 Air Purification and Filtration System described herein has been approved by the United States Food and Drug Administration as a Class II Medical Device. To realize maximum benefit from the manufacture and sale of such system, it is necessary for the system (i) to be designated as a Class II Medical Device, and (ii) to receive Medicare approval for a Medicare Part B Code with the approved reimbursement as a related billing charge. There is no assurance that such designation will be obtained.

                                 THE TRANSACTION

The Stock Purchase Agreement.
-----------------------------

     General. The following is a summary of certain provisions of the Stock Purchase Agreement (herein so called), executed as of May 8, 1997, by and between ITC, AIRTECH, and certain shareholders of AIRTECH, as amended and restated as of August 1, 1997. The Stock Purchase Agreement was filed as an exhibit to ITC's Current Report on Form 8-K on May 22, 1997, and the First Amended and Restated Stock Purchase Agreement has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part. (Reference is hereby made to such filings for the full text of the agreements between the parties concerning the proposed transactions. See also herein, "MEANS OF OFFER AND ACCEPTANCE".)

     Offer to Purchase. Subject to and upon the terms and conditions contained in the Stock Purchase Agreement, ITC will accept and acquire from those shareholders of AIRTECH (the "Selling Shareholders"), in the aggregate: a minimum of eighty-one percent (81%) of, and up to a maximum of one hundred percent (100%) of, the issued and outstanding shares of the AIRTECH Common Stock. At the Closing (as defined in the Stock Purchase Agreement), the Selling Shareholders shall assign, transfer, convey and deliver their respective AIRTECH Common Stock, free and clear of any liens, encumbrances and charges whatsoever.

     Consideration. At the Closing, in consideration of the shares of AIRTECH Common Stock of the Selling Shareholders, ITC shall deliver to the Escrow Agent, defined below, for the benefit of the Selling Shareholders, one or more certificates representing shares of his pro-rata percentage of: (i) 8,000,000 shares of ITC's $.01 par value Common Stock; (ii) 8,850,000 shares of ITC's

Convertible Preferred Shares, and (iii) $9,000,000 principal amount ITC Debentures. (If the proposed transaction closes with only the minimum percentage (81%) of the AIRTECH Common Stock being exchanged, then the Selling Shareholders would receive their pro rata share of (i) 6,480,000 shares of ITC's $.01 par value Common Stock; (ii) 7,168,500 shares of ITC's Convertible Preferred Shares, and (iii) $7,290,000 principal amount ITC Debentures.)

     Escrow Agent. Interwest Transfer Company, P.O. Box 17136, Salt Lake City, Utah 84117, Tele: 801-272-9294, Fax: 801-277-3147 will serve as Escrow Agent (the "Escrow Agent") for the transaction pursuant to the terms of the Escrow Agreement, the form of which is included as an Exhibit to the Registration Statement of which this Prospectus is a part (the "Escrow Agreement") and which is incorporated herein by reference.

     Closing. The closing of the transaction contemplated hereby shall occur on the twentieth (20) day following the date of delivery of this Prospectus to AIRTECH shareholders, or on such later date after required compliance with state and federal laws, and receipt of the acceptances from Selling Shareholders owning at least eighty-one percent (81%) of the issued and outstanding AIRTECH Common Stock.

     ITC Preferred Stock. Each share of the 8,850,000 shares of ITC's one dollar ($1.00) par value Convertible Preferred Stock being registered hereunder, if not earlier converted, shall be convertible at the option of the holder thereof, into one registered share of ITC Common Stock from and after the expiration of 24 months following the Closing. At its option, ITC may elect to convert these shares of Preferred Stock at any time during the 24 month period. (See "EXHIBIT "A" - Terms of ITC Preferred Stock".)

     ITC Debentures. ITC's $9,000,000 principal amount Convertible 10% Debentures will be secured by the shares of AIRTECH Common Stock purchased by ITC in the proposed transaction, and shall be convertible after 24 months into registered shares of ITC Common Stock at a rate of $0.70 per share. ITC at its option, may elect to convert the ITC Debentures at any time during the 24 month period. The interest accruing on the ITC Debentures, at ITC's option, can be paid in cash or in additional registered shares of ITC's Common Stock. If such interest is paid in shares of ITC Common Stock, the convertible rate shall be $0.70. The remaining 21,857,143 shares of Common Stock being registered hereunder will be reserved by ITC against conversion, if any, of the ITC Stock and the ITC Debentures. (See "EXHIBIT "B" - Terms of ITC Debenture".)

Reasons for Entering into the Proposed Transaction.
---------------------------------------------------

ITC believes that the business of AIRTECH has the potential for growth. The management of AIRTECH is of the opinion that the access to the capital markets which will result from the proposed transaction, will expedite the development of AIRTECH's product line and the implementation of AIRTECH's franchise program. Management of AIRTECH is of the opinion that such developments, together with the liquidity provided to AIRTECH's shareholders, is in the best long-term interest of AIRTECH's shareholders.

Material Contacts between ITC and AIRTECH.
------------------------------------------

Prior to the meetings resulting in the execution of the Stock Purchase Agreement, there were no material contacts between ITC and AIRTECH. ITC and AIRTECH have negotiated of offer and sale in a private placement to accredited investors a series of ITC Series M Preferred Stock which will have pledged thereto a portion of AIRTECH'S revenue stream. (See "RISK FACTORS - Shares Eligible for Future Sale; Dilution".)

Accounting Treatment.
---------------------

The proposed transaction is being treated as a purchase.

Tax Consequences.
-----------------

The transaction is being structured as a "tax-free exchange" pursuant to Section 368(a)(1)(b) of the Code. Prior to accepting ITC's exchange offer, AIRTECH Common Stockholders should consult with their tax advisor concerning the affect of any sale of the ITC shares received upon completion of the proposed transaction.

                          MEANS OF OFFER AND ACCEPTANCE

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Meeting of Shareholders.
------------------------

No meeting is required of either the shareholders of ITC or AIRTECH in connection with the proposed offering. On April 20, 1997 AIRTECH shareholders, in a special shareholders, meeting voted on of the Stock Purchase Agreement submitted by ITC. At that meeting held in Dallas, Texas at 7:00 AM on April 20, 1997 15,652,825 shares voted for the agreement representing 90%, 0 shares voted against the agreement and 1,082,175 abstained representing 6%.This vote exceeds the 81% required by the Stock Purchase Agreement.

Means of Offer
--------------

The offer to purchase the AIRTECH Common Stock is being made by ITC solely by means of this Prospectus.

Means of Acceptance
-------------------

Holders of AIRTECH's Common Stock may accept ITC's offer to purchase at any time during the twenty (20) calendar day period commencing on the date of delivery of this Prospectus, or during such longer period as shall be established from time to time by ITC. Acceptance of the offer may be made solely by delivery to the Escrow Agent of a fully completed, executed and notarized Acceptance Certificate in the form attached hereto as EXHIBIT "C".

Delivery of Tendered Shares.
----------------------------

The certificates (the "Certificates") representing the AIRTECH Common Stock tendered by Selling Shareholders shall be delivered to the Escrow Agent by the Selling Shareholders at such time as they deliver their acceptance of ITC's tender offer in the form attached hereto as EXHIBIT "C". The Certificates, when delivered by the Selling Shareholders with their acceptances, shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Escrow Agent and ITC.

If less than 81% of the issued and outstanding shares of the AIRTECH Common Stock are tendered with an acceptance of ITC's offer prior to the passage of 20 days (the "Acceptance Period") following delivery of the Prospectus; then, unless the Escrow Agent shall have received written notice from both ITC and AIRTECH extending the Acceptance Period, the Escrow Agent shall return the Certificates, together with all related endorsements, to the respective Selling Shareholders tendering the same.

If 81% or more of the issued and outstanding shares of the AIRTECH Common Stock are tendered with an acceptance of ITC's offer prior to the passage of the Acceptance Period or any extension thereof, then the Certificates shall be held by Escrow Agent for the benefit of each Secured Party.

Delivery of Prospectus
----------------------

This Prospectus shall be delivered to the holders of the AIRTECH Common Stock as soon as practical following its effective date. Delivery shall be made by hand delivery, overnight courier, or the deposit of this Prospectus in the United States mail. All costs of such offering are being paid by ITC.

Acceptance Revocable
--------------------

Any consent or acceptance of ITC's offer given prior to receipt of this Prospectus is revocable at any time.

Dissenters' Rights of Appraisal
-------------------------------

Holders of the AIRTECH Common Stock electing not to sell their shares to ITC have no dissenters rights of appraisal.

Material Interests of Affiliates
--------------------------------

None of the affiliates of ITC or AIRTECH have any material interest in the proposed transaction, direct or indirect, by security holdings or otherwise, except to the extent that affiliates of AIRTECH have interests arising from their security holdings in AIRTECH which is shared on a pro rata basis with all other holders of the AIRTECH common stock.

Record Date
-----------

The record date for the transaction contemplated hereby is September 1, 1997.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations
---------------------

Revenues for the combined operations of ITC and AIRTECH were $1,648,878 for the nine months ending February 28, 1997, with a Gross Profit of $1,048,391 after Cost of Goods Sold.

ITC's operations for the same nine month period consisted of primarily of completion of its initial market testing of its Rebate TVTM television program in the Central Florida Market. Net revenues for this period were $194,804. ITC has developed and operates a computer system and communications system to support its Rebate TVTM program on a national basis. The operation of these systems and the development of a national marketing program during this period resulted in General and Administrative Expenses of $1,356,397 and a net loss from operations of $1,158,593. During this period ITC realized a gain of $311,500 from the sale of a 90% interest in its Charleston, South Carolina IVDS license. Development of ITC's computer system and communications link are substantially complete and now available for access on a national basis.

AIRTECH  for such  nine  month  period  had  Gross  Revenues  in the  amount  of
$1,648,878 resulting in Gross Income after Cost of Goods sold of $1,048,391. During such period, AIRTECH was completing development of a new line of air filtration equipment after cancellation of its agreement with Honeywell Environmental Air Control, Inc. Cancellation of such Agreement, resulted in General and Administrative Expenses of $2,102,894 and a Net Loss of $1,054,503 before depreciation and amortization. Development of AIRTECH's basic line of products is substantially complete and AIRTECH has begun marketing its products directly and through its new franchise program.

Material Changes in Operations and Financial Condition
------------------------------------------------------

With the end of its initial market testing, ITC has changed its focus from program development and testing to market expansion. Operation of Rebate TVTM, although currently distributable and supportable on a national basis, requires that it be rolled out on a market by market basis. ITC faces a number of decisions as to whether to concentrate its resources on local markets supported by smaller vendors (such as Bedroom Land and Kobe Steak Houses) or to concentrate on multiple markets driven by regional and national advertisers (such as Airtran Airways and Cakes Across America). ITC is currently developing promotional programs to drive subscribers to either market but is concentrating on a single market approach to support each market with such programs as its School Organization Promotion (Rebate TVTM goes to School).

ITC has been subject to several delays in its expansion with the departure of Mr. Poe who was in charge of the market expansion effort including some additional delays in recovering company files and information from Mr. Poe. ITC is currently in pre-production of its new program and expects it to air within the fall of 1997. Also during this period, ITC withdrew from a production studio project in New Jersey due to substantial delays caused by both the real estate lessor and the studio equipment lessor. This decision by management was encouraged by substantial changes in post production equipment and software technology in the very short term which would have required additional capital expenditures by ITC.

The Company continues to produce Rebate TVTM in central Florida and has entered into a strategic relationship with Bottomline, Inc. of Atlanta, Georgia which will make available to ITC production and post production resources to meet requirements by the ITC as it expands into additional markets.

AIRTECH until May of 1996 was a full service distributor for Honeywell Environmental Air Control, Inc. Upon termination of that contract, AIRTECH began development of a complete line of air purification products to replace the Honeywell line. AIRTECH sales for the 9 month period referenced above are a result of this product development (See Principal Products and Services). In March 1997, AIRTECH incorporated Airsopure, Inc. as a wholly owned subsidiary for the implementation and operation of a franchise sales program for the distribution and sales of air purification products. (See "Franchise Program"). AIRTECH continues to distribute products directly and through its subsidiary McClesky Sales and Service, Inc. In addition, AIRTECH has developed certain products which has presented for distribution to the multilevel marketing industry.

Liquidity and Capital Resources
-------------------------------

During the nine month period ending February 28, 1997, ITC and AIRTECH continued to fund operations and expansion through revenues and private sales of equity securities and debt. In fiscal year 1996, ITC received net cash from financing activities in the amount of $1,172,150 with AIRTECH receiving $2,698,530 during that period. For the nine month period referenced above, the combined companies received $1,837,023 in cash and subscription receivables from financing activities. Although neither ITC nor AIRTECH have commitments for future funding, management believes that it can continue to raise additional capital for expansion of its markets though revenue and private sources.

In addition, ITC has agreed to issue $5,000,000 in Series M Preferred Stock (the "Series M Stock") on a private basis to accredited investors in the form of 200 units consisting of 25,000 shares of convertible preferred stock convertible into common at the rate of one share for one share of preferred and 25,000 warrants convertible into common stock at a price of $2.00 per share. The preference for this series is to a pro rata portion of 20% of the Gross Profits from the sales of the AIRTECH Model 950 Air Purification and Filtration System being developed as a Class II Medical Device for Medicare Recipients with Respiratory Conditions. This preference is for a period of three years from the date production begins. AIRTECH has agreed to assign a 25% interest in this revenue stream to ITC out of which this 20% will be set aside for this preference. The Series M Stock will be offered pursuant to Rule 506 of Regulation D of the Securities Act of 1933. Twenty-five percent (25%) of the net proceeds of the sale of the Series M Stock will be used for market expansion and distribution of the Rebate TVTM programming, and seventy-five percent (75%) of such net proceeds will be allocated for the development and distribution of the AIRTECH Model 950. ITC does not have an underwriter for this placement. Management expects that the sales of the Series M Stock will be completed, although there is no assurance that either it will be completed or that the funds will otherwise be available to fund the operations and expansion of the combined companies.

                        SELECTED PRO FORMA FINANCIAL DATA

The financial statements are being filed as Exhibits to the Registration Statement of which this Prospectus is a part.

AIRTECH's audit for its new fiscal year elected as May 31, 1997 is currently in process and will be submitted as an amendment to the Registration Statement of which this Prospectus is a part. The following pro-forma balance sheet as of February 28, 1997 has been prepared as if the transaction between ITC and AIRTECH had been consummated as of that date. The accompanying pro-forma statements of operation for the nine months ended February 28, 1997 have been prepared as if the transactions were consummated as of June 1, 1996. The financial statements presented for the nine months ended February 28, 1997 are unaudited for both ITC and AIRTECH.

The pro-forma financial statements do not purport to be indicative of the results which would actually have been obtained had the transaction been completed on the dates indicated or which may be obtained in the future. The pro-forma financial statements should be read in conjunction with the notes thereto and the historical financial statements of the parties involved in the proposed transaction.

                        PRO-FORMA COMBINED BALANCE SHEETS
                                FEBRUARY 28, 1997
                                   (Unaudited)

                               Historical    Acquired
                                                        Acquisition
                                  ITC        AIRTECH    Adjustments    Combined
                                  ---        -------    -----------    --------

ASSETS


Current Assets                 $206,627  $1,122,819                   $1,329,446
Stock subscription receivable               507,577(2)                   507,577

Property and equipment
    net of depreciation          96,289     214,485                      310,774

Intellectual properties
   Net of amortization        5,142,712(3)  336,977(4)  12,250,000(5) 17,729,689
Goodwill                                                 1,408,474(5)  1,408,474
Other Assets                      1,866   1,896,489                    1,898,355
                                  -----   ---------                    ---------

Total Assets                  5,447,494   4,078,347                 $ 23,184,315
                              =========  ===========                 ===========



LIABILITIES AND STOCKHOLDERS' EQUITY


Current Liabilities          $  536,432   $ 248,205      (250,000)(6)  $ 534,637
Long-term Liabilities         1,299,573      26,116      (800,000)(6)  9,525,689
                                                        9,000,000 (5)
Total Liabilities             1,836,005     274,321                   10,060,326
                              ---------   ---------     ------------- ----------

Commitments and Contingencies (7)

Stockholders' Equity
   Paid in Capital            9,614,244    4,360,281(1) 4,658,474(5)  19,682,999

Retained Earning (Deficit)   (6,002,755)    (556,255)                (6,559,010)
                             -----------   ------------ ------------ -----------
                              3,611,489    3,804,026                  13,123,989
                             -----------   ------------ ------------ -----------
Total Liabilities and
   Stockholders' Equity     $ 5,447,494        $4,078,347            $23,184,315
                             ==========         =========             ==========

                   PRO-FORMA COMBINED STATEMENT OF OPERATIONS
                   For The Nine Months Ended February 28, 1997
                                   (Unaudited)

                                Historical   Acquired
                                                        Acquisition
                                   ITC       AIRTECH    Adjustments     Combined
                                   ---       -------    -----------     --------
ASSETS

Net Revenues                   $ 197,804   $ 1,451,074               $ 1,648,878

Cost of Sales                                  600,487                   600,487
                               ---------   -----------               -----------

Gross Income                     197,804       850,587                 1,048,391

General and Administrative     1,356,397       746,497                 2,102,894
                               ---------   -----------               -----------

Net Income from Operations
   Before depreciation,
   Amortization and taxes     (1,158,593)      104,090               (1,054,503)

Depreciation
  and amortization               721,088                                 721,088
                               ---------   ------------              -----------

Net Income from Operations    (1,879,681)      104,090               (1,775,591)

Gain on Sale of
  Charleston License             311,500                                 311,500
                               ---------   ------------              -----------

Net Income before Income Taxes(1,568,181)      104,090               (1,464,091)

Income Taxes                       -0-           -0-                      -0-

Net Income                   $(1,568,181)   $  104,090              $(1,464,091)
                             ============   ==========              ============

Primary earnings per share        $(0.13)        $0.01                   $(0.08)

Diluted earnings per share                      $(0.01)


The notes to the pro forma financial statements and the basis for presentation of the financial statements are included in the exhibits and are an integral part of these financial statements.

                                 THE REGISTRANT

Background.
-----------

Interactive Technologies Corporation, Inc. ("ITC") was incorporated in the state of Wyoming on August 8, 1991. At that time, ITC was engaged in the business of exploiting its rights under a license granted by CST Entertainment Imaging, Inc. ("CST"). Such license gave ITC the exclusive right to use CST's coloring process to convert to color black-and-white film and videotape, including black-and-white theatrical films and television programs produced for distribution in Europe. ITC also had exclusive right to use CST's technology to provide digital special visual effects for new film and video productions produced for distribution primarily in the European territory. ITC ceased this effort on October 18, 1995, when it exchanged the license in satisfaction of certain of its debt.

On October 20, 1995, ITC entered into an agreement to acquire assets of Syneractive, Inc. ("SI"), a Florida corporation. SI's assets included intellectual property consisting of a television production and the trade name Rebate TV. The assets also included license rights from the FCC to provide Interactive Video and Data Service ("IVDS") in the Charleston-North Charleston, South Carolina, and Melbourne-Titusville-Palm Bay, Florida metropolitan areas. In exchange for such assets, ITC issued 5,700,000 shares of common stock to Perry Douglas West, its current sole director and officer. In November 1996, ITC sold a 90% interest in the Charleston-North Charleston license.

Principal Products or Services and Their Markets.
-------------------------------------------------

     General. ITC develops and produces interactive television and interactive digital media programming for distribution on cable, by broadcast and direct satellite television, and over the Internet. ITC's principal interactive programming product is Rebate TV TM. The product allows a consumer to receive a cash rebate from ITC for purchases of products advertised on the Rebate TV TM television program by incorporating interactive media and computer data management. Rebate TVTM is designed to utilize existing communication technologies for consumer responses. It now uses the telephone and the Internet as return links. However, it is also designed to easily accommodate the emerging interactive television systems as they come into use, such as IVDS and Interactive Television (via fiber optic cable/telephone cable etc.)

     Beta Test. ITC conducted a beta test of Rebate TVTM from April 15, 1996, through December, 1996 (the "Test Period"). During the Test Period, Rebate TVTM aired 1/2 hour daily, seven days a week, on WIRB/Channel 56 in the central Florida market. That market serves a population of approximately 2,175,000.

During the Test Period, the television program was divided into 14 one minute retail information segments which were utilized by advertisers to provide information about their company and a brief description of the cash rebate offered to the consumer. The balance of the program consisted of information segments, rebate reviews and instructional segments. Retailers represented a broad spectrum of business including grocery chains, furniture stores, tire service stores, retail banks, restaurants, car dealers and various specialty businesses. ITC collected point-of-sale information from the vendors who participated during the Test Period, and processed that data along with Rebate TVTM customer call-in data. Rebates were credited to customer accounts as they were verified. ITC manages escrow accounts for retail vendors so that rebates are transferred to a general customer escrow fund as they are credited.

Consumers making a purchase of items of product or in dollar amounts which carried the rebate offered by a participating retailer (i.e. a $5 rebate on a purchase of $50 or more, or $10 rebate on the purchase of a brake package, etc.). By calling ITC's toll free telephone number, 1-888-REBATE, the consumer would be connected to ITC's computer data base, and could then register the Rebate TVTM number on the bottom of the receipt. At the end of the month, ITC sends a check to the Rebate TVTM customer for a total of all rebates processed during that month. These rebates are in addition to coupons or other promotional offers by the vendor. Rebate TVTM had approximately 4,000 subscribers by the end of the Test Period.

     Revenue Sources. ITC receives revenues of two types from Rebate TVTM. First, retail vendors will pay an initial production fee to ITC for the production of the information segment that becomes part of the television show. Then, the retail vendors will pay ITC a transaction fee based upon verified sales. The amount of the transaction fee will vary with the type of retailer and the frequency of purchase of its products. For instance, the transaction fee for a automobile sale is much higher than a grocery store because of the size and frequency of purchase.

Program Development.
--------------------

ITC's research and development efforts consumed the technical efforts of ITC from October 1995 through the airing of Rebate TVTM on April 15, 1996, and involved two basic areas: the television programming for the shows, and the data management and computer interface development efforts for the interaction with the retailers and the consumers. None of this expense will be borne directly by the retailers or the consumers, but will be recouped through profits as ITC expands its markets.

Development of Rebate TVTM basic programming by ITC has been done during the fiscal year with Century III at Universal Studios, Florida. Established in 1976, Century III has serviced a widely diverse client base with high production values utilizing the latest and finest in production and post-production hardware. This includes local, regional, national and international projects for all four broadcast television networks, national cable networks such as Nickelodeon and HBO, major independent producers, advertising agencies and major corporate and governmental organizations such as Digital Equipment Corporation, Harris Corporation, General Electric, NCR, AT&T, Kodak, Polaroid, Walt Disney World, Harcourt Brace Jovanovich, FPL Group, Westinghouse, McDonnell Douglas, Martin Marietta, Reebok, International and NASA. The creative director for Rebate TVTM is Michael Hamilton who has designed, directed and produced such television series as "Magnum P.I.", "Simon & Simon", "Wings" and "The Twilight Zone". His commercial experience includes such clients as CadillacTM, Texaco, Coca ColaTM, Heineken, American Airlines, Donna Karan, Elizabeth Arden, QVC, Business Technology Management and the Family Channel.

The computer development efforts related to Rebate TVTM were done at ITC's engineering offices in Melbourne, Florida, where the hardware and software designs and specifications were developed, tested and implemented during Fiscal Years 95/96 and 96/97, to: (i) manage the large amounts of data and transactions involved in collecting and verifying sales information from the Rebate TVTM retailers; (ii) calculate the rebates, record the credits, and issue the checks to the consumer; (iii) accommodate and record the telephone rebate requests, and
(iv) provide automated participation information to the public.

ITC looks to Rebate TVTM to attract its share of the communications industry end-user market which is estimated to be $189.3 billion by 1998. Interactive digital media is projected to remain the fastest growing category in the industry.

Internet  Access.
-----------------

ITC's Internet home pages for use with Rebate TVTM allow viewers to access the program's data base through the Internet. It allows them to view the status of their accounts, enter vendor rebate claims, and later will allow viewers to access a variety of products and services associated with Rebate TVTM which ITC expects to include. ITC's home page is located at http://www.REBATETV.com.

Network Operations.
-------------------

ITC intends to develop and produce its own television channel and to distribute its Rebate TVTM video programming in this format to customers. ITC's distribution plan currently provides for distribution of this programming started in the central Florida markets to expand from there. ITC's business plan calls for Rebate TVTM to expand into additional national markets. ITC expects to hire additional employees over the next 24 months to support the operation of this programming and to continue to develop and refine the programming as ITC adds markets for these services.

Interactive Video and Data Services.
------------------------------------

Federal Communications Commission Interactive Video and Data Services ("IVDS") radio station licenses in the Charleston-North Charleston, South Carolina, and Melbourne-Titusville-Palm Bay, Florida service areas represent an additional enhancement to ITC's programming distribution. These licenses have a duration of an initial five years, and are renewable if all conditions of the license are met. Such conditions include, among other requirements: that the license fee be paid quarterly, that 30%of the licensed area be built out within three years and that 50%of the licensed area be built out within five years of the date of the granting of the license. Pending the promulgation of regulations, ITC has obtained temporary waivers of certain of the build out requirements.

IVDS, a two way communications system, will allow viewers to take an active role in systems delivered through broadcast television, cable television, wireless cable, direct broadcast satellite or other future television delivery methods. IVDS is regulated as a personal radio service under the rules of the FCC which has allocated spectrum in the 218-219 MHZ range for its use. IVDS systems are designed to operate with a hand-held remote control device that controls the interactive set top device on the subscriber's television set. A viewer would interact with the TV station through a radio signal using an IVDS frequency.

ITC has sold 90% of its ownership of the Charleston-North Charleston license, and has reserved rights to provide programming to this license area when it is in operation.

ITC is reviewing alternative uses and equipment proposals for its Melbourne-Titusville-Palm Bay, Florida license and expects to proceed to install a system for the license. Although ITC will run its Rebate TVTM and other programs on its own service area systems, the programs it develops are intended for use on various interactive delivery systems and are not specific to Interactive Video and Data Services systems. They are marketed to all of these various delivery systems. For broadcast of Rebate TVTM programming ITC currently uses and plans to use standard video media distribution methods such as cable, broadcast stations, wireless cable and direct broadcast satellite. Although ITC has designed its programs to utilize an IVDS return link (a "return link" is the method by which data is sent from the consumer or viewer back to the originator of the program), they are also designed to accommodate other return links such as the telephone. ITC has purchased equipment and software to provide a telephone return link as an interim return link for its own license areas as well as other areas where it is providing programming, to be utilized where IVDS is not available; until the installation an operation of the IVDS equipment as a return link is completed as well as for use with non subscribers to IVDS.

Intellectual Content.
---------------------

ITC has developed a plan for the accumulation and sale of intellectual content. This content takes several forms, including completed television and video programming, both developed and produced by ITC and by third parties; property rights to written scripts and publications for the purpose of producing or having produced television or motion picture products; and program ideas, concepts and designs. In addition to the Rebate TVTM programs, ITC has filed and had accepted trademark applications with the United States Patent and Trademark Office for "Rebate TV", for "DEAL! DEALS! DEALS!" (a direct shopping program which ITC has produced), and "Television that pays you to shop".

ITC has in addition under this plan a number of projects under consideration and review. To date, revenue from these activities has been limited to the Rebate TVTM television program, and to a limited showing of its DEAL! DEALS! DEALS! program. There is associated with each of these shows and projects a lead time or advance period necessary for development and scheduling. In addition, ITC may elect to sell outright or resell any of these properties.

ITC acquired $1,040,800 in working capital during Fiscal Year 96/97, through loans and private stock sales. ITC believes that it can meet its cash requirements during the first quarter of the Fiscal Year 97/98 but expects to require additional funds over the next 12 months for the expansion and addition of markets for its product and for operations. Although ITC currently has no written commitments for additional funds, it believes that it can raise additional cash required from private sources. A $5 million offering is presently being structured in conjunction with AIRTECH. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS - Liquidity and Capital Resources".)

ITC continually accumulates data in the operation of its Rebate TVTM, and examines this data with regard to indicated changes in its programming. ITC expects to continue research and development of its products based upon the collection of this data.

Competitive Conditions.
-----------------------

ITC is unaware of any direct competition with Rebate TVTM. However, there are other companies in the interactive television industry that have announced that they will provide programming to the interactive television marketplace. Many of these companies will be better capitalized than ITC and will be better positioned to take to take advantage of this emerging market. There is no assurance that ITC will secure a competitive position in such market or that its activities will result in profit to ITC.

FCC Licensing.
--------------

The ability of ITC to provide IVDS services in the United States is subject to the rules and regulations, if any, promulgated by the FCC. At present there are only limited rules or regulations. However, there is no assurance that there will not be rules and regulations forth coming which are adverse to the interests of ITC.

Number of Persons Employed.
---------------------------

As of August 1, 1997, ITC had five employees, four of which are full-time.

Description of Properties.
--------------------------

 ITC currently has executive and engineering offices at 102 South Harbor City Boulevard, Suite A, Melbourne, Florida; programming and media offices at Century III at Universal Studios, 2000 Universal Studios Plaza, Suite 100, Orlando, Florida. The Melbourne facility consists of 1,250 square feet of office and engineering space, and is leased for a term of one year, with automatic renewal for an additional 12 months unless either Landlord or Tenant is notified in writing by the other party at least 60 days prior to termination date. Monthly lease payments are $1,250.00 plus applicable Florida sales tax. ITC's Century III office at Universal Studios consists of approximately 250 square feet of office space and use of common areas. The cost of this space is included in invoicing for production work Century III is performing for ITC.

Legal Proceedings.
------------------

ITC is a defendant in a proceeding filed in the United States District Court for the Southern District of New York, Cause No. 97 CIV 1988(ss). It accepted service April 5, 1997, in an action brought by Studiolink Corporation and Steven Campus for damages arising out of an equipment lease agreement. ITC expects to assert counterclaims against the plaintiffs in that action for losses suffered as a result of their failure to perform. Settlement discussions have been ongoing and ITC expects this matter to be settled in a manner not unfavorable to ITC. In related matters, ITC is also in litigation with LLB Realty, L.L.C. which has filed a claim alleging claims under an office lease agreement in Superior Court of New Jersey, Mercer County, Cause No. MER-L00 1535-97. ITC has asserted claims against LLB Realty, L. L.C. for failure to perform under the conditions of the office lease agreement. Settlement negotiations have been ongoing and ITC expects this matter to be settled in a manner no unfavorable ITC. ITC is not as party to any other pending legal proceedings except for claims and lawsuits arising in the normal course of business. ITC does not believe that these claims or lawsuits will have a material effect on ITC's financial condition or results of operations

ITC Securities.
---------------

     Capital Stock. ITC is authorized to issue 70 million shares of capital stock, consisting of 50 million $0.01 par value common shares, and 20 million $1.00 par value preferred shares. As of August 1, 1997, there were issued and outstanding 13,284,309 shares of the ITC common stock. These shares have full voting rights. Of the common shares outstanding, 7,457,134 were restricted, of which 3,400,000 shares are acheduled to be cancelled upon the closing of the proposed transaction. There were no ITC preferred shares issued and outstanding as of August 1, 1997.

     Stock Options. ITC has not authorized and does not have outstanding any stock options to key employees.

     Convertible Debentures. Effective as of May 31, 1997, Exergon Capital S.A.,Laughlin Securities Limited, Crestridge Investments, Ltd. and Jayhead Investments Ltd. (collectively, the "Converting Debenture Holders" exercised their $1,050,000 principal amount of ITC's Convertible Debentures (the "May 1997 Debentures") in exchange for 1,144,444, aggregate number, of ITC's Common Stock. In connection with such conversion, the Converting Debenture Holders received the May 31 Warrants (defined below).

     May 31 Warrants. In connection with the conversion of the May 31 Debentures, the Converting Debenture Holders received warrants (the "May 31 Warrants") which are exercisable within five years from May 31, 1997, upon 30 days written notice and upon payment of the exercise price. The May 31 Warrants may be converted, in the aggregate, into 1,144,444 shares of ITC common stock as follows:

Debenture Holder                    No. Of Shares       Exercise Price
                                                           Per Share

Exergon Capital, S.A.                   333,333              $0.90
Laughlin Securities Limited             250,000              $0.90
Crestridge Investments Ltd.             250,000              $0.75
Jayhead Investments Ltd.                250,000              $1.00

     Shares to Consultants and Other Claimants. ITC has reserved 500,000 shares of ITC Common Stock for issuance to consultants in lieu of other compensation, and to other claimants.

     Warrants. ITC has issued warrants to George Clark, a current employee, and to a non-affiliate former employee in lieu of deferred compensation. Such warrants are exercisable within five years from the date of issuance at $0.75 per share.

     Market Information - Common Shares. ITC's common shares are traded on the National Association of Securities Dealers Automated Quotation Systems ("NASDAQ") SmallCap Market under the symbol "ITNL". ITC" common shares began trading on the NASDAQ exchange on April 30, 1996. High and low quotes for May 8, 1997, the day immediately preceding the announcement of the proposed acquisition of the shares of AIRTECH were 1 9/16 and 1 3/8.

High and low quotes for the last quarter of ITC's fiscal year when the shares began trading on NASDAQ were:

                                                      High             Low

         Fiscal Year 1997    4th Quarter             1 15/16          1 3/8
                             3rd Quarter             1 1/2            1 1/8
                             2nd Quarter             4                1 1/4
                             1st Quarter             5 1/4            4 1/4
         Fiscal Year 1996    4th Quarter             5                4 7/8

Prior to being traded on the NASDAQ exchange, the Company's common shares were traded in the "over-the-counter" or "Bulletin Board" market. The following quotes represent the quarterly high and low quotes available through the quarter ending December 29, 1995. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

                                                       High             Low
         Fiscal Year 1996
                    Quarter Ending 3/29/96            4 3/8            3 7/8
                    Quarter Ending 12/29/95           4                2 1/2


Prior to the quarter ending December 29, 1995 of ITC's 1996 Fiscal Year, and during the previous 1995 Fiscal Year, to the best of ITC's knowledge, no trading occurred in ITC's common stock.

     Other Market Information. To the best of ITC's knowledge, no trading occurred in ITC's preferred shares or ITC's debentures.

     Holders. As of August 1, 1997, there were approximately 950 record holders of ITC's Common Stock.

     Dividends. ITC has never paid any cash dividends on its Common Stock and has no present intent to pay any cash dividends in the foreseeable future. The declaration of cash dividends will depend on future earnings, if any, the financial needs of ITC, and other pertinent factors. Further, the declaration of dividends will be at the discretion of ITC's Board of Directors.

     Selected Financial Data. The selected financial data shown below for the year ended May 31, 1996 and the nine month period ended February 28, 1997 have been derived from, and is qualified by reference to, the Financial Statements of ITC and have been audited by Turner, Stone & Company, LLC, independent public accountants, except for the nine month period ended February 28, 1997 which are unaudited. The data set forth below are qualified by reference to, and should be read in conjunction with "Management's Discussion and Analysis.


                          Summary Financial Information
            (In thousands, except per share and other portfolio data)

                               February 28             Year ended May 31
                               -----------             -----------------

                           1997       1996          1995       1994         1993
                           ----       ----          ----       ----         ----


STATEMENT OF
OPERATIONAL DATA

Total Revenue             $ 198      $   57         $-0-       $-0-         $-0-
Net Loss                 (1,568)      ( 447)       ( 136)       -0-          -0-
Net Loss Per Share      (  0.13)      (0.05)       (0.02)       -0-          -0-


BALANCE SHEET DATA

Working Capital           ($330)    ($1,089)       ($665)       -0-          -0-

Total Assets             $5,447      $7,485         $11         -0-          -0-


     Changes In and Disagreements With Accountants. By unanimous consent of its Board of Directors on November 10, 1995, ITC engaged the accounting firm of Turner, Stone & Company of Dallas, Texas as independent accountants for ITC for the fiscal year beginning June 1, 1995, and voted to excuse the accounting firm of Lumsden & McCormick from further service to ITC after the completion of its work on the audit for ITC for the fiscal year ending May 31, 1995. During the previous two fiscal years ending May 31, 1995, there were no disagreements with Lumsden & Company on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or any reportable events.

Important Considerations Related to Forward-Looking Statements
--------------------------------------------------------------

It should be noted that this discussion contains forward looking statements which are subject to substantial risks and uncertainties. There are a number of factors which could cause actual results to differ materially from those anticipated by statements made herein. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for ITC's products and services, the timely availability and market acceptance of these products and services, the effect of competitive products and pricing, and the irregular pattern of revenues, as well as a number of other risk factors which could effect the future performance of ITC.

                              THE ACQUIRED COMPANY

Background.
-----------

AIRTECH was incorporated in Texas in March 1995. AIRTECH is an operating company which has engaged in the sales, distribution and installation of Honeywell air purification systems. In January of 1996, AIRTECH began manufacturing its 2000 Manicure Table. In September 1996, AIRTECH started the design of a full line of air purification products to include ceiling mounted units, ductable units, portable units and an automobile unit. AIRTECH has developed different marketing plans for the sale and distribution of this line of air purification products. The sales and distribution will include direct sales by personnel of AIRTECH, a franchise program, sales to multi-level network marketing firms and foreign sales. AIRTECH also anticipates that it will receive a Medicare Part B billing code for the sale of its proprietary portable air purification machine for medical applications. Many of the products being designed will be subject to patent or trademark (See Management Forecast and Analysis). AIRTECH'S principal executive offices are located at 15400 Knoll Trail, Suite 106, Dallas, Texas 75248, telephone number (972) 960-9400.

Following the termination of AIRTECH's full service distributorship by Honeywell in May 1996, management aggressively started the development of a complete line of air purification products that would replace the Honeywell line. During August and September 1996, AIRTECH hired two former key employees of Honeywell Environcaire to assist AIRTECH in its development of air purification products. AIRTECH also withdrew its application for Medicare Part B coverage of the Honeywell model 13000 and with the litigation pending, prohibits Honeywell from pursuing this application.

For the first two months of fiscal year 1998 AIRTECH had gross sales and work in process of $1,260,000. These results are from the aggressive marketing program initiated by AIRTECH concentrating on the food and beverage industry. AIRTECH 's marketing programs are developed for identified niche markets for the air purification products currently available and the various products under development. Management, with its planned pricing structure for the new products, anticipates net pretax return on sales of approximately 20%.

The Franchise Program
---------------------

In March 1997, AIRTECH incorporated Airsopure, Inc., a wholly owned subsidiary for the implementation and operation of a franchise program for the distribution and sales of the air purification products developed and underdevelopment. The Airsopure name for product identification was registered as a trademark and will be the product name used by AIRTECH for its various commercial and consumer products. A copy of the Airsopure Uniform Offering Circular has been filed as an Exhibit to the Registration Statement of which this Prospectus is a part, which Uniform Offering Circular is incorporated herein by reference.

The franchising program was first introduced at the International Franchise Show in Washington D. C. in April 1997. Airsopure has been involved as an exhibitor in several additional franchise shows and has numerous additional franchise show planed for the balance of calendar year 1997. As of August 1, 1997, Airsopure has sold 3 foreign franchises and 4 domestic franchises, with several other franchise sales pending. AIRTECH is forecasting that Airsopure will sell approximately 100 franchises by fiscal year end May 31, 1998. In addition to the revenues received from the sale of the franchise, the franchisee's should purchase from AIRTECH in excess of 2,000 units of its air purification products. These sales should exceed several million dollars during this current fiscal year.

Principal Products or Services and Their Markets.
-------------------------------------------------

The following air purification are in various development stages but all scheduled for production in calender 1997.

         Series 12000: The series 12000 is designed to fit into a 2 foot x 4 foot space of a ceiling. When installed in a ceiling opening on 5.5 inches of the units decorative ABS plastic lid protrudes from the ceiling. This unit will filter approximately 1200 cubic feet of air each minute removing particulates, gases and odors. Markets for this unit include the food and beverage industry, hospital and nursing homes, print shops, office buildings and other industries with problems involving cigarette or cigar smoke, particulates larger than .3 microns or odors.

         Series 13000: The series 13000 is designed to mount against a wall at the joining point of wall to ceiling. The unit is approximately 36" x 14" x 14" with the visible portion being molded ABS plastic having a sculptured geometric appeal. The unit will filter approximately 250 cubic feet of air per minute. The markets for this product will have problems with any particulate, gas or odor found in rooms under 400 sq. ft. such as offices, class rooms, patient rooms and small shops. Multiple units can be installed to accommodate larger rooms.

         Series 14000: The series 14000 is a larger version of the series 13000. The unit will be approximately 48" x 17" x 17" and filter 650 cubic feet of air per minute. Visually it will have the same ABS plastic sculptured geometric appearance. This unit will be installed where the series 12000 is not usable or multiple 13000's are not suitable.

         Series 15000: The series 15000 is a relative of the 12000 series.

         Series 21000: The series 21000 is a ductable unit for both commercial and light industrial applications. This unit will allow remote positioning (i.e. on the roof) and collection of contaminants from distant zones. The clean air discharge can be directed to zones as needed. This unit permits creation of negative and positive pressure zones providing maximum control of airborne contaminant movement. The air cleaning capacity will be approximately 1800 cubic feet per minute. This unit will also be available for the upscale residential market for both new construction and retrofit.

         Series 22000: The series 22000 is a simple fugitive capture air cleaner designed for light industrial applications for the collection of airborne dust and particulates in smoke. The markets for this series include auto body repair shops, small welding and machine shops, woodworking and ceramic shops, vocational schools and college industrial arts classes. This unit will clean 2500 cubic feet of air per minute of particulates only, it is not suitable for gas and odor control.

         Series 900: The series 900 is a small portable unit designed for the automobile that will remove both gases and particulates. It will clean approximately 30 cubic feet of air per minute. With mounting anxiety over air quality amount new car buyers, automakers are examining options for improving the environment in the interior of vehicles. Some industry experts currently predict the non-existent market for auto filtration systems in the U.S. will skyrocket to $200 million by the year 2000. Several companies, Freudenberg, 3M and a joint venture between Donaldson and Hoechst Celanese are scrambling to create just such in-cabin air filtration system as part of the cars air conditioning and ventilation system at a price affordable to the consumer. To date no filtration system for automobiles has been developed that will remove particulates and gases at a price less than $500. The series 900 will retail for $149. and the Company is developing a second generation automobile filtration system that will mount on the firewall inside the cabin with an anticipated retail price in the $350. to $400 range.

         Series 950: The series 950 is the initial portable air cleaner designed to sit on the floor and will clean approximately 250 cubic feet of air per minute. This series will remove both particulates and gases utilizing an air flow pattern discharged from the top of the unit. This product will be configured to meet the needs of the medical community and is the unit the Company will apply for Medicare Part B approval. With minor cosmetic changes it will be sold to the general public via multilevel and private label marketers. The suggested retail price will be in the range of $350. to $400.

         Series 2000 Down Draft Table: The series 2000 was designed for the nail manicure industry and was first introduced in January 1996. It has been modified from the original design to reduce manufacturing cost and ease of servicing while improving gas, odor and particulate filtration efficiency and extending the life of the sorbent media filter. This series has a single speed 450 CFM blower with sorbent media filter designed for special need of this industry.

         Series 3000 Down Draft Table: The series 3000 is a modified version of the series 2000 designed to appeal to the pathology/histology environment, the dental lab industry and other light industrial markets. This series utilizes a 700 CFM two speed blower using the same sorbent media filter but the minerals in the filter will be varied to the correct absorbent for the application. It will use a polyester pre-filter as standard and offer up to a 95% ASHRAE 2" x 4" pleated as an option.

         Replacement Filters: The Company will manufacture its sorbent media filters, pre-filter material will be purchase in bulk and cut to proper sizes and the HEPA type filters will be out-sourced. Our filters will be interchangeable with the Honeywell ceiling units but the Honeywell filters will not interchange with ours. The life of the filters will vary application and the degree of contaminates however the Company anticipates each unit sold will require an average one to two complete filter changes per year. The filters in the ceiling units will be standardized with a set of new filters having a retail price of $125 to $395 depending on uses. The automobile unit will require approximately $50. in replacement filters per year, the portable unit approximately $100. per year and the down draft tables $600. per year depending on application. The Company will realize in excess of 300% average gross profit on filter sales at current pricing levels.

Prospective Operations/Marketing.
---------------------------------

     General. During 1995 and 1996 AIRTECH identified niche markets having a need for air purification technology. Federal, state and local regulatory agencies changes in and enforcement of air quality regulations has increased the size and scope of these markets. AIRTECH concentrated on these niche markets during this period in the Dallas/Fort Worth and North Texas area. In 1996 the City of Plano, Texas choose the Honeywell technology represented by AIRTECH, as the exception to its smoking ban. In 1997, AIRTECH, using its technology, has worked with Fort Worth, Texas and Grand Prairie, Texas on the smoking ordinances as well as with the counties of Niagra and Erie New York on their smoking ordinances. The cities of Toronto and Vancouver Canada have also contacted AIRTECH for assistance in changing their no smoking ordinances. In each case, the AIRTECH technology will provide, at least the minimum standards required under these ordinances for permitting smoking in public areas.

AIRTECH in 1996 completed installations in excess of 100 ceiling mounted units primarily for smoking related problems using Honeywell technology. These installations included restaurants, bingo halls, office buildings and the conference room for the board of directors of Southwest Airlines. The AIRTECH model 12000 ceiling unit is being included by Lone Star Steakhouses in all their new restaurants in the future (Del Fresco, Sullivan's and Longhorn restaurants). A pilot program was installed in July 1997 in a major truck stop chain with over 200 facilities. Additionally, AIRTECH is working with many casino operators to provide a solution to their smoking problems both in the casino and barge operations.

     Property Management. The air quality problems that exist in office building and shopping centers caused by smoking, odors caused by sewer gas backup, methane gas, fumes from parking garages, cooking odors, odors from beauty salons or print shops has opened the door to Property Management companies. While most of these types of sales will not be direct by AIRTECH it will be a program for our franchisee's that will be supported by the Company. These problems are prevalent in most building including schools, city and county building and other governmental installations. The AIRTECH technology will provide a solution to most of these types of problems economically.

     Health Care Industry. Early in the first quarter of 1997, the Company anticipates completing a contract with two large nursing home groups that own or manage over 400 properties located in the southwest, southeast and mid-west. Under our proposed pilot program we will install an average of 10 units in 100 properties using ceiling, wall mounted and ducted units. We are confident our technology will greatly reduce the odors, remove airborne particulate (pollen, dust, mold viruses etc) that cause respiratory illness. If this pilot is successful it will produce sales of several thousand units over the next two years just to these properties or gross revenues exceeding $15 million.

     Down Draft Tables. The series 2000 is designed for the manicure industry. In Texas alone, there are over 25000 licenced manicurist. In this industry many of the manicurist are independent contractors renting space in a shop and have limited capital or credit. The Company, in the Dallas market, has developed a rental program requiring a deposit and first months rent, this recovers the cost of the table in approximately 3 months. We apply one half of the monthly rental to the full retail purchase price thus allowing the manicurist to own the table in 12 to 18 months. The rental program coupled with direct sales the Company anticipates selling 1,000 units in 1997 or $1.5 million in gross revenue.

The series 3000 is designed for the pathology lab, dental lab, optical lab and light industry where odors, gases or particulate are a problem. The first of these units were sold in December 1996 to pathology labs, initial reports of the efficiency of this table are excellent. The Company developed a marketing plan for the series 3000 in the first quarter of 1997.

Series 900: This unit is a portable automobile unit, that will remove gases and particulates. A working prototype of this unit has been completed and appears to the only portable automobile unit available in the U.S. if, not in the world. AIRTECH in April, entered into a license agreement with Air Care, L.L.C. giving marketing right for Mexico and certain regions of the U.S. Under this license agreement Air Care has minimum purchase requirements of 100,000 units per year. In August 1997, AIRTECH anticipates completing a contractual agreement with a large multi- level marketing company (MLM) for distribution of the portable automobile air filtration through its sales and distribution network. Under this contract the MLM will advance monies necessary for production tooling, of approximately $500,000. Initial sales volume by this MLM is in the range of 5,000 to 10,000 units per month at a wholesale price of $40 per unit. A contract completed in August would allow for production starting in November of 1997.

Other MLM's have contacted AIRTECH wanting this automobile unit model 900. AIRTECH will agree to private label and produce a cosmetically different unit utilizing the same motor and filtration system. AIRTECH anticipates that during the fiscal year ending May 31, 1998 that demand could exceed 50,000 units per month. A second generation is currently under development that would be hard mounted in the trunk of an automobile and marked through dealerships as a add on item much like alarm systems. This model could be in production by the 4th quarter of this fiscal year.

Series 950: A working proto-type of this unit is anticipated in the late fourth quarter of 1997. Once this proto-type has been tested for design and efficiency numerous proto-types will be produced. This unit is being carefully designed for approval as a Class B Medical Device and will be submitted to medicare for acceptance under Medicare Part B with related charges. The medicare approval process should be completed in AIRTECH's current fiscal year. If approved, the Company will market the unit through the DME (Durable Medical Equipment) network. Discussions with several DME's have indicated that demand would exceed 25,000 units per month from the start. The Company anticipates a price to the DME of $190. per unit equating to gross revenues of in excess of $4.7 million per month.

A scaled down version of the series 950 will be produced for MLM and retail marketing. This version is scheduled for production in the calendar year 1998.

Franchise Program.
------------------

In January 1997 the Company employed an individual to develop and manage a franchising program. During 1997 it is anticipated that approximately 100 franchises will be sold. The specific's of this program are under development with sales planned to start in April 1997. The development of a franchise network is the Company's plan for national distribution of its air purification products. Management feels that for a franchisee to be successful, it would purchase a minimum of $500,000 of products from the Company each year.

Competitive Conditions.
-----------------------

         Honeywell Environmental Air Control, Inc. is the only manufacturer with a national distribution system for commercial air filtration systems. Since the corporate restructure of this division in the spring of 1996 the commercial division has been downsized. What continued presence is planned by Honeywell in the commercial air filtration market is unknown to AIRTECH . In most metropolitan area's there exist one or more independent manufacturer or service companies for commercial grade air filtration systems. Most deal with
electrostatic   filtration  or  smoke  eaters  a  very  ineffective   method  of
particulate removal but some offer charcoal and HEPA based systems. These independent companies are usually small with very limited marketing servicing a specific niche market. By the end of calender year 1997, with the air filtration systems outlined above, AIRTECH will have the most complete line of air filtration systems available in the U.S.

Number of Persons Employed.
---------------------------

     AIRTECH presently has 21 employees, ten of which are employed by its subsidiary McCleskey Sales and Service, Inc., and two of which are employed by its subsidiary AirSoPure, Inc..

Legal Proceedings.
------------------

     Airtech International Corporation, McClesksy Sales and Service, Inc., C.J. Comu and John Potter, plaintiffs, v. Honeywell, Inc., Honeywell Environmental Air Control, Inc. and Suzanne Haas, defendants; No. 3:96-CV-1855.D (United States District Court for the Northern District of Texas, Dallas Division). In this case, AIRTECH, on of its subsidiaries and two of its officers flied suit against Honeywell, Inc. and a Honeywell subsidiary and employee asserting several causes of action. These causes of action include breach of contract relating to termination of Full Service Distributorship agreements, for defamation and tortious interference with contract relating to merger agreement between AIRTECH and DCX, Inc., for unfair competition regarding claims made by Honeywell about its air purification products, for negligent misrepresentation regarding representations made to AIRTECH and its subsidiary regarding the exclusivity of certain arrangements with the defendants, and for declaratory relief and attorney's fees. Honeywell filed a counterclaim against AIRTECH, McCleskey, Comu and Potter. Honeywell alleges that AIRTECH rnd McCleskey owe Honeywell money for past purchases, and that Comu and Potter interfered with the relationship between McCleskey and Honeywell. Honeywell seek $ 71,000 in actual damages and unspecified punitive damages and attorney's fees. AIRTECH has denied all of the material allegations of Honeywell's counterclaim. AIRTECH plans to vigorously defend the counterclaim and believes the counterclaim to be without merit.

2. Honeywell, Inc., plaintiff, v. Airtech International Corporation, AirSoPure, Inc. and Richard Allegrati, defendants; No. WMN 97-238 (United States District Court for the District of Maryland, Baltimore Division). Honeywell filed suit against AIRTECH and a subsidiary and an employee, alleging violations of the Lanham Act and the Maryland Uniform Trade Secrets Act and the common law. The suit alleges that certain Airtech and AirSoPure products were sold in violation of Honeywell's trademarks, and that the cover design of certain products of Airtech and AirSoPure was wrongfully obtained. The suit seeks and injunction and unspecified damages. Rarher than incur substantial additional attorney's fees, AIRTECH agreed to the entry of a preliminary injunction regarding the sale of a very small number of modified Honeywell products, immaterial to AIRTECH's business. AIRTECH denies all of the material allegations of Honeywell's claims and is vigorously defending this case. AIRTECH believes Honeywell's claims to be without merit.

AIRTECH Securities.
-------------------

     Common Stock. AIRTECH is authorized to issue 90 million common shares at a par value of $0.0001 per share. These shares have full voting rights. There were 17,491,129 shares issued as of August 1, 1997. Of the shares outstanding, there were 17,491,129 restricted..

     Preferred Stock. AIRTECH is authorized to issue 10 million shares of preferred stock at a par value of $1.00 per share. There were no shares issued and outstanding as of August 1, 1997.

     Class C Common. At August 1, 1997, there were 1,000 shares of Class C Preferred issued and outstanding. These shares are scheduled to be canceled as a result of the completion of the proposed transaction with ITC.

     Stock Options. AIRTECH has not authorized and does not have outstanding any stock options.

Important Considerations Related to Forward-Looking Statements
--------------------------------------------------------------

     It should be noted that this discussion contains forward looking statements which are subject to substantial risks and uncertainties. There are a number of factors which could cause actual results to differ materially from those anticipated by statements made herein. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for

AIRTECH's products and services, the timely availability and market acceptance of these products and services, the effect of competitive products and pricing, and the irregular pattern of revenues, as well as a number of other risk factors which could effect the future performance of AIRTECH.


                             MANAGEMENT INFORMATION

Directors and Executive Officers
--------------------------------

     The following table sets forth, as of August 1, 1997, the name, age, position and biographical information of each executive officer and director and the term of office of each director of ITC.

Perry Douglas West, 50.
------------------------

     Mr. West joined ITC in October 1995, and is Chairman and Chief Executive Officer of ITC. Mr. West co-founded American Financial Network in July of 1985. Headquartered in Dallas, Texas, American Financial Network operated a national computerized mortgage loan origination network. Mr. West served as Executive Vice President/Director and General Counsel of this public company from 1985 to 1991. Mr. West has practiced law in Florida since 1974, representing various business institutions in the financial, computer, natural resources and general business industries and international transactions. He was graduated with a Bachelor of Arts degree from The Florida State University in 1968 and with a Juris Doctorate degree from The Florida State University, College of Law in 1974.

John Potter, 53.
-----------------------

     Mr. Potter, was appointed to serve as a director of ITC in July, 1997. Mr. Potter serves as President & Director of AIRTECH. (See below.)

George C. Clark,  Ph.D., 59.
---------------------------

     Dr. Clark joined ITC in November 1995 as Director of Systems Development. He was previously a Senior Scientist in the Advanced Technology Department in the Electronics Systems Sector of Harris Corporation, headquartered in Melbourne, Florida from 1964 through 1994. During his tenure at Harris, Dr. Clark conducted advanced research and development in antennas, electronic communications systems, statistical communication theory, error correction coding, computer-aided design of electronic circuits and systems, object oriented programming methodologies, and modeling of transportation systems. He also served as Director of the Advanced Technology Department at Harris, co-authored a graduate level text book on error correction coding, spent two years as a Visiting Scientist at the MIT Laboratory for Computer Science, and taught many undergraduate courses in Electronic Engineering, Artificial
Intelligence and in Signal and Systems Theory. Dr. Clark holds a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology in 1959, a Masters Degree in Physics from the University of Miami in 1961 and a Ph.D. degree in Electrical Engineering from Purdue University in 1965.

     Dr. Clark managed the development of the computer software and hardware systems that form the infrastructure to the operations of Rebate TVTM, and his absence from ITC would have an initial adverse effect on operations.

Michael  Hamilton, 50.
----------------------

     Mr. Hamilton joined ITC in April 1996 as Executive Vice President, Production, in charge of all creative operations and new program development for ITC. Mr. Hamilton is an entertainment industry veteran, whose recent credits include developing a Movie of the Week for the ABC network, a feature in conjunction with Jason Alexander's Daeson Productions, and transactional programming for QVC. He also designed and directed such television series as Wings, Murder She Wrote, The Twilight Zone and Magnum P.I., with experience extending to commercial clients such as Donna Karan, CadillacTM and Coca-ColaTM. His absence from the Company would have an initial adverse effect on programming operations.

     The following table sets forth, as of June 1, 1997, the name, age, position and biographical information of each executive officer and director and the term of office of each director of AIRTECH who will become a director of ITC subsequent to the approval of the proposed transaction.

John Potter, 53.
------------------------

     Mr. Potter, President & Director of AIRTECH, began his business career with Xerox Corporation. He moved into the world of finance with Wells Fargo & Company, handling their national leasing division. Mr. Potter, was the founder of Alpha Leasing, which grew into one of the largest leasing companies in the Southwest. Mr. Potter co-founded Transworld Leasing Corporation, with Mr.6, providing financing and marketing expertise to the medical, computer and corporate sector, prior to the formation and launch of AIRTECH . Prior to beginning his business career Mr. Potter was an officer in the US Army.

C. J. Comu, 36.
---------------

     Mr. Comu, Chief Executive Officer & Director of AIRTECH, began his career in the stock and commodities business as a specialist in precious metals and currencies. Mr. Comu co-founded MBA Corporate Group, one of the largest financial application software companies. Mr. Comu has been an entrepreneur, financier and turnaround professional to several start ups and operating companies during his term as President of Credit America Holdings Group, a privately held and managed investment banking and consulting firm. Mr. Comu co-founded Transworld Leasing with Mr. Potter, a full service leasing and finance firm, prior to the formation of AIRTECH.

Bobby W. Cox, 51.
-----------------

     Mr. Cox, Chief Financial Officer, has over 29 years of experience in both public as well as private accounting. Mr. Cox obtained his B.B.A. in accounting from West Texas State University. Mr. Cox was employed with a large local accounting firm in Amarillo then with the largest local firm in Texas based in Houston. Following the merger of the Houston based firm into Coopers & Lybrand was a manager in the tax department. Mr. Cox was then treasurer and controller for a wholesale drug company, growing the company from $6 million to $13 million. Mr. Cox, was one of the founding partners in a local firm in Houston that grew to a staff of 20+ accountants before selling his interest in the partnership.

Richard A. Allegrati, 61.
-------------------------

     Mr. Allegrati, Executive Vice President, has over 25 years experience in the air purification industry. He has directed the design of various products, in marketing of these products as national sales director for Honeywell Environmental Air Control, Inc., as a founding member of CADM (Clean Air Device Manufacturers Association) and 1997 Chairman and is currently a member of UL's (Underwriters Laboratories) Technical Committee for Development of Standards for Indoor Air Emissions. Mr. Allegrati is directly involved in the design of the Company's line of air filtration products, in the development of marketing programs and interfaces directly with customers where special problems have been identified.

Paul Williams, 46.
------------------

     Mr. Williams, Vice President of Manufacturing, was formerly director of manufacturing and quality control for Honeywell Environmental Air Control, Inc. He was also involved in product development for the commercial division. Mr. Williams, with his background, will be an integral part of the Company's product development from conception thru production. With his engineering experience, he is working with the different outside engineering groups development, production cost analysis including the required injection molds, procurement of required materials and the assembly of finished units.

Scott McCleskey, 38.
--------------------

     Mr. McCleskey, President of McCleskey Sales and Service, a wholly owned subsidiary of AIRTECH, has over 15 years experience in the HVAC industry, along with sales, service and repair of commercial air cleaning technology.

Douglas S. Keane, 46.
---------------------

     Mr. Keane, Vice President of Franchise Development, joined Airtech in January of 1997. He was moved to Airsopure, Incorporated in the same capacity in March of 1997. From 1980 until January 1997 he served as a franchise experience and is the founder of National Pet Care Centers, Beauty Secrets International, featuring Victoria Jackson Cosmetics and Nutra First Corporation. He has owned franchised regions for Realty World Corporation and Vidtron International Corporation.

Term of Office
--------------

     Each director of ITC serves for a term of one year, and thereafter until his or her successor is elected at ITC's annual shareholder's meeting, and is qualified, subject to removal by ITC's shareholders. Each officer serves, at the pleasure of the Board of Directors, for a term of one year.

Executive Compensation
----------------------

     Perry Douglas West, Chairman and Chief Executive Officer of ITC has no employment agreement in force as of May 31, 1997, and receives no current compensation. Mr. West has agreed to defer compensation and compensation issues until a future date.

     Robert J. Poe, a former Chief Operating Officer has an employment agreement with ITC effective November 1, 1995, with an initial term of ten years. He is to receive 5% of the gross profits from the operation of ITC's Rebate TVTM television programming, as well as other programming brought into ITC by Mr. Poe.

     Set forth below is a summary of the annual compensation set for fiscal year 1996-97.

                                                                         Bonus
                                                    Cash              Restricted
         Name and Position          Salary          Bonus                Stock
         -----------------          ------          -----                -----

         John Potter,              $250,000          none                none
         President

         C. J. Comu,               $250,000          none                none
         Chief Executive Officer

         Bobby Cox,                $100,000          none                none
         Chief Financial Officer

         John Harris,              $100,000(1)       none                none
         Chief Executive Officer

         Richard A. Allegrati,
         Executive Vice President  $110,000(2)       none                none

         Paul Williams,
         Vice President of
         Manufacturing             $ 60,000(2)(3)    none                none

         (1) Resigned in June 1997.

         (2) Employed in August and October 1996

         (3) Salary increase to $75,000 in April 1997.

Transactions with and Indebtedness of Management and Others
-----------------------------------------------------------

     AIRTECH is obligated to pay a royalty to C. J. Comu, John Potter and John Harris, officers of AIRTECH , based on the sales of portable air cleaning machine pursuant to Medicare Part B Billing Code, when received by AIRTECH . Messrs Potter and Comu will each receive $2.50 and Mr. Harris will receive $1.00 for each machine purchased through Medicare. AIRTECH has issued 1,340,000 shares of common stock each to Messrs Potter and Comu as a pre-paid royalty for the sale of the first 100,000 such machines. AIRTECH has a royalty agreement with Richard A. Allegrati, dated in 1995, based on 4% of the wholesale sales and payable quarterly. As of financial statement date no royalty payments have been made.

Except as described above, there were no material transactions or series of similar transactions, since the beginning of ITC's last fiscal year, or any currently proposed transactions, or series of similar transactions, to which ITC was or is to be a party, in which the amount involved exceeds $60,000 and in which any director or executive officer, or any security holder who is known to ITC to own of record or beneficially more than 5% of any class of ITC's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Involvement in Certain Legal Proceedings
----------------------------------------

     To the knowledge of management, during the past five years, no present or former director, executive officer, person nominated to become a director or an executive officer of ITC, promoter, or control person:

              (1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association  of which he was an executive  officer at or within two years
       before  the  time  of  such  filing,   or  any  corporation  or  business
       association of which he was an executive officer at or within two years before the time of such filing;

              (2) was convicted in a criminal proceeding or named the subject of a pending criminal proceeding (excluding traffic violation and other minor offenses);

               (3) was the subject of any order, judgement or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities: acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leveraged transaction merchant associated person of any of the foregoing, or as an investment advisor, underwriter, broker, or dealer in securities, or as an affiliate person, director, or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (ii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodities laws;

              (4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this item, or to be associated with persons engaged in any such activity;

              (5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in such civil action or finding by the Securities and Exchange Commission has not been subsequently reversed, suspended, or vacated; or

              (6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

ITC - Preclosing.
-----------------

     The following tables set forth as of August 1, 1997, the address, and the number of shares of ITC's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by ITC to own beneficially, more than 5% of the then 12,209,612 issued and outstanding shares of ITC' s Common Stock, and the name and share holdings of each director and of all officers and directors as a group:

       Security Ownership of Certain Beneficial Owners
                                                            As of August 1, 1997
                                                                           %of
             Class             Beneficial Owner           Amount          Class
             -----             ----------------           ------          -----

             Common            Perry Douglas West       5,700,000         48.54%


     Security Ownership of Management. The following table sets forth information with respect to the share ownership of Common Stock, par value $0.01, of ITC by its officers and directors, both individually and as a group, who are the beneficial owner of more than 5% of ITC's Common Shares.

--------------------------------------------------------------------------------
     (1)                   (2)                     (3)                 (4)
                    Name & Address            Nature of            Amount and
Title of Class  of Beneficial Owner 1   Beneficial Ownership 2  Percent of Class
--------------------------------------------------------------------------------

Common   Perry Douglas West                                     5,700,000  48.54
         1270 Orange Avenue
         Suite A
         Winter Park, FL 32789

         All Directors and Officers as a group                  5,728,600  48.78

NOTES:

     1. Each   person  has  sole voting and investment power with respect to the shares indicated as owned beneficially by each person.

     2. Except as other wise noted, all shares listed are owned both of record and beneficially.

     3. As part of the proposed acquisition of AIRTECH common stock, Mr. West has agreed to transfer back to ITC, at closing, 3,400,000 shares of ITC common stock.

AIRTECH - Preclosing
--------------------

     The following tables set forth as of August 1, 1997, the address, and the number of shares of AIRTECH's Common Stock, par value $0.001 per share, held of record or beneficially by each person who held of record, or was known by AIRTECH to own beneficially, more than 5% of the then 15,743,569 issued and outstanding shares of AIRTECH' s Common Stock, of AIRTECH'S Series C Preferred Stock. The tables also include the name and share holdings of each director and of all officers and directors as a group:

    Security Ownership of Certain Beneficial Owners
    -----------------------------------------------
                                                         As of August 1, 1997
                                                                          %of
          Class             Beneficial Owner           Amount            Class
          -----             ----------------           ------            -----

         Series C           John Potter                 500              50.00%
         Preferred

         Series C           C.J. Comu                   500              50.00%
         Preferred

         Common             John Potter                 1,346,217        08.00%

         Common             C.J. Comu                   1,840,000        12.00%

         Common             Clean Air Partnership       1,601,277        10.00%


     Security Ownership of Management. The following table sets forth information with respect to the share ownership of Common Stock, par value $0.0001, of AIRTECH by its officers and directors, both individually and as a group, who are the beneficial owner of more than 5% of AIRTECH's Common Shares.

--------------------------------------------------------------------------------
     (1)        (2)                     (3)                     (4)
                Name & Address          Nature of               Amount and
Title of Class  of Beneficial Owner 1   Beneficial Ownership 2  Percent of Class
--------------------------------------------------------------------------------

Common          John Potter                                   1,346,217   08.00%
                Dallas, Texas

Common          C.J. Comu                                     1,840,000   12.00%
                Dallas, Texas

Common          Bobby Cox                                       400,000   03.00%
                Dallas, Texas

Common          Richard A. Allegrati,                           100,000   01.00%
                Dallas, Texas

Common          Paul Williams                                    25,000    0.25%
                Dallas, Texas

Common          Scott McCleskey                                 282,500   02.00%
                Dallas, Texas


Common          ____________
                Dallas, Texas

All Officers and
Directors as a
Group (7)
                                                               4,512,534  29.00%

Common          Clean Air Partnership                          1,601,277  10.00%
                Eerie, NY

NOTES:

     1. Each person has sole voting and investment power with respect to the shares indicated as owned beneficially by each person.

     2. Except as other wise noted, all shares listed are owned both of record and beneficially.

Post Closing
------------

The following pro forma tables set forth the number of shares of ITC Common Stock which will be held of record or beneficially, after giving effect to the proposed transaction, by each person who held of record, or was known by AIRTECH or ITC to own beneficially, more than 5% of their then issued and outstanding shares of common stock as of the closing of the transaction. The tables also include the name and share holdings of each proposed director and of all proposed officers and directors as a group:

     Security Ownership of Certain Beneficial Owners
                                                       As of August 1, 1997
                                                                       %of
          Class        Beneficial Owner                 Amount        Class
          -----        ----------------                 ------        -----
         Common        Perry Douglas West              2,300,000      10.77

     Security Ownership of Management. The following table sets forth information with respect to the share ownership of Common Stock, par value $0.01, of ITC by its officers and directors, both individually and as a group, who are the beneficial owner of more than 5% of ITC's Common Shares.

--------------------------------------------------------------------------------
      (1)        (2)                    (3)                            (4)
                 Name & Address         Nature of                  Amount and
Title of Class   of Beneficial Owner 1  Beneficial Ownership 2  Percent of Class
--------------------------------------------------------------------------------

Common           Perry Douglas West                            2,300,000  10.77%
                 Winter Park, FL

Common           John Potter                                     586,137   2.75%
                 Dallas, Texas

Common           C.J. Comu                                       687,491   3.22%
                 Dallas, Texas

Common           Bobby Cox                                       194,384    .91%
                 Dallas, Texas

Common           Richard A. Allegrati,                            45,737    .21%
                 Dallas, Texas

Common           Paul Williams                                    11,434    .01%
                 Dallas, Texas


Common           Scott McCleskey                                 118,917    .56%
                 Dallas, Texas


All Officers and
Directors as a
Group (7)                                                      3,944,100  22.17%


NOTES:

     1. Each person has sole voting and investment power with respect to the shares indicated as owned beneficially by each person.

     2. Except as other wise noted, all shares listed are owned both of record and beneficially.

                        INTERESTS OF EXPERTS AND COUNSEL

No expert named in this prospectus as having prepared or certified any part of this prospectus, no person having prepared or certified a report or valuation for use in connection with this prospectus, and no counsel named in this prospectus as having rendered an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of the registration statement had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries, or was an underwriter, voting trustee, director, officer, or employee.

                              CERTAIN LEGAL MATTERS

     Certain legal matters in connection with the shares of Common Stock which are the subject of this Prospectus will be passed upon by Perry West, Esg.

                                     EXPERTS

     The consolidated financial statements and schedules of ITC, included in this Prospectus and elsewhere in the Registration Statement have been audited by Turner, Stone & Company, Dallas Texas, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm of experts in giving said reports.

     The consolidated financial statements and schedules of AIRTECH, included in this Prospectus and elsewhere in the Registration Statement have been audited by Alvin L. Dalt Associates, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm of experts in giving said reports.

                                 TRANSFER AGENT

     Interwest  Transfer  Company,  P.O. Box 17136,  Salt Lake City, Utah 84117,
Tele: 801-272-9294, Fax: 801-277-3147 will act as Transfer Agent for the ITC Common Stock. ITC will act as transfer agent for the ITC Debentures and the ITC Preferred Stock.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling ITC pursuant to the foregoing provisions, ITC has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                  EXHIBIT "A"
                          TERMS OF ITC PREFERRED STOCK

     The ITC Preferred Stock shall consist of 8,850,000 shares, each share having the par value of $1.00 per share, and shall be designated Senior Cumulative Convertible Preferred Stock. All shares of the ITC Preferred Stock shall be identical with each other in all respects.

Part 1. Dividends.
------------------

     1.01 No Dividends. No dividends are payable on the ITC Preferred Shares.

Part 2.  Redemption.
--------------------

     2.01 Redemption. The ITC Preferred Shares may not be redeemed by ITC.

Part 3.  Conversion.
--------------------

     3.01 Conversion Procedure. Each ITC Preferred Share may be converted into one share of ITC Common Stock as hereinafter set forth:

                (a) Conversion by Shareholder. Each Registered Holder of ITC Preferred Shares may exercise all or a portion of the conversion rights at any time or from time to time after the second anniversary of the date of issuance.

                (b) Conversion by ITC. At its option, ITC may convert all or any portion of the ITC Preferred Shares at any time or from time to time after the date of issuance.

                (c) Exercise Procedure. Any ITC Preferred Share shall be deemed to have been exercised (the "Exercise Time") when ITC shall have received the certificate evidencing such shares appropriately endorsed to reflect conversion thereof; whereupon ITC shall issue so many shares of its Common Stock ("Conversion Stock") computed on the basis of one share of Common Stock for one share of ITC Preferred Share so converted.

                (d) Delivery of New Certificates. Certificates for Conversion Shares shall be delivered to the Holder named therein within 15 days after the Exercise Time. Unless all of the Convertible Preferred evidenced by the certificate delivered shall have been converted or shall have been redeemed, ITC shall within a 15-day period prepare a new certificate, substantially identical to that surrendered, representing the balance of the ITC Preferred Shares formerly represented by the certificate which shall not have converted or redeemed and shall within the said 15-day period deliver such certificate to the person designated as the holder thereof.

                (e) Return of Certificate. The certificate evidencing the ITC Preferred Shares shall be endorsed to reflect the conversion of all or such portion thereof as the Registered Holder determines to convert. If the Conversion Shares are not to be issued in the name of the Holder to whom the Preferred Shares are registered, such Registered Holder shall also state the name of the person to whom the certificate for the Conversion Shares are to be issued, and if the Conversion Shares to be issued shall not be all the Conversion Shares into which the ITC Preferred Shares may be converted upon surrender of the ITC Preferred Share certificates so surrendered, the name of the person to whom shall be delivered a new certificate evidencing the balance of the ITC Preferred Shares.

                (f) Assignment. Assignment of ITC Preferred Shares shall be in the form set forth on the reverse side of the certificate evidencing same.

                (g) Authorization and Issuance. ITC covenants and agrees that:

                (i) All Conversion Shares which may be issued upon any conversion of any ITC Preferred Shares will, upon issuance, be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.



                                     A-1                                      34

                (ii) ITC will take all such action as may be necessary to assure that all Conversion Shares issuable upon conversion of ITC Preferred Shares may be issued without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which securities of the same class may be listed.

                (iii) The issuance of certificates for Conversion Shares upon conversion of the ITC Preferred Shares shall be made without charge to the Registered Holder thereof for any issuance tax in respect thereof or other cost incurred by ITC in connection with the conversion of the ITC Preferred Shares and the related issuance of Conversion Shares.

                (iv) ITC will at no time close its transfer books against the transfer of the ITC Preferred Share or of any Conversion Shares issued or issuable upon the conversion of the ITC Preferred Shares in any manner which interferes with the timely conversion of the ITC Preferred Shares.

                (h) Transferability. The ITC Preferred Shares and all rights evidenced thereby are transferable on ITC's books by the Registered Holder in person or by duly authorized attorney upon surrender of certificate(s) evidencing said ITC Preferred Shares properly endorsed at ITC's principal office provided that the Registered Holder complies with such provisions governing transfer as shall be reasonably established by ITC.

                (i) Break-up of Certificates. Each certificate evidencing ITC Preferred Shares is exchangeable, upon the surrender of the certificate by the Registered Holder at ITC's principal office, for a new certificate or certificates of like tenor representing in the aggregate the right to purchase the number of Conversion Shares which may be purchased under the Certificate surrendered, each of which new certificates shall represent the right to purchase the number of Conversion Shares as shall be designated by the Registered Holder of this certificate at the time of such surrender.

Part 4.  Liquidation.
---------------------

     4.01 Rights of Holders of ITC Preferred Shares. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of ITC, the holders of ITC Preferred Shares shall be entitled to be paid out of the assets of ITC available for distribution to its stockholders, whether from capital, surplus or earnings, prior to the making of any distribution shall be made on any Junior Security of ITC by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of ITC.

     4.02 Allocation of Liquidation Payments Among Holders of ITC Preferred Shares. If upon any dissolution, liquidation (whether complete or partial), or winding up of ITC, the assets of ITC available for distribution to holders of ITC Preferred Shares (hereinafter in this ss.4.02 called the "Total Amount
Available") shall be insufficient to pay the holders of outstanding ITC Preferred Shares, the full amounts to which they shall be entitled under ss.4.01, each holder of ITC Preferred Shares shall be entitled to receive an amount equal to the product derived by multiplying the Total Amount Available times a fraction the numerator of which shall be the number of shares of ITC Preferred Shares held by such holder and the denominator of which shall be the total number of shares of ITC Preferred Shares then outstanding.

5.   Additional Provisions Governing ITC Preferred Shares.
----------------------------------------------------------

     5.01 Voting Rights. (a) Each outstanding share of Preferred Stock shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders at which any provision of ITC's certificate of incorporation or any of ITC's bylaws is to be adopted, repealed, or amended or at which a merger, consolidation, reorganization, dissolution, liquidation, winding up or sale of all or substantially all of ITC's assets is to be or is voted upon. Additionally, each outstanding share of Preferred Stock shall entitle the holder thereof to notice of, and the right to vote upon all matters at, any meeting of stockholders during the duration of an Event of Non-Compliance (as defined in Section 6.01 below).



                                     A-2                                      35

         (b) Except as otherwise provided by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of the outstanding Common Stock.

         (c) Except for any other rights set forth in the Certificate of Incorporation and ss.5.01(a) hereof, the holders of Preferred Stock shall have no voting rights.

     5.02 Amendment and Waiver. No change in the provision of this Section affecting any interests of the holders of any shares of ITC Preferred Share shall be binding or effective unless such change shall have been approved in writing by at least two unaffiliated holders of at least 66-2/3% of the ITC Preferred Shares outstanding at the time such change shall be made, provided that no change shall be made in the provisions for conversion contained herein.

     5.03 Registration of Transfer of Preferred Stock. ITC will keep at its principal office a register for the registration of the Preferred Stock. Upon the surrender of any certificate representing ITC Preferred Shares at ITC's principal office, ITC will, at the request of the registered holder of such certificate, execute and deliver, at ITC's expense, a new certificate or certificates in exchange representing the number of shares of ITC Preferred Share represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of ITC Preferred Shares as shall be requested by the holder of the surrendered certificate, and shall be substantially identical in form to the surrendered certificate, and the ITC Preferred Shares represented by such new certificate shall earn cumulative dividends.

     5.06 Replacement. Upon receipt by ITC of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more of the ITC Preferred Shares (an affidavit of the Registered Holder, without bond shall be satisfactory), ITC at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the number of shares of the ITC Preferred Shares which shall have been represented by such lost, stolen, destroyed, or mutilated certificate, dated and earning cumulative dividends from the date to which dividends shall have paid on such lost, stolen, destroyed or mutilated certificate.

6. Events of Noncompliance.
---------------------------

     6.01 Definitions.

         (a) For purposes of this Section, an Event of Noncompliance will be deemed to have occurred if:

                (i) ITC or any of its subsidiaries shall fail in a material manner to perform or observe any covenant set forth in the Agreement or shall fail to comply with any other provision of the Agreement and the holders of the ITC Preferred Shares shall have given at least 30 days prior written notice of such failure and the same shall not have been cured; or any representation, warranty or information contained in any writing supplied by ITC or any of its subsidiaries or by an officer or director thereof to any holder of ITC Preferred Shares shall be materially false or misleading in any material respect on the date on which made or furnished; or

                (ii) ITC or any of its subsidiaries shall be in default under any material contract(s) or agreement(s) to which it IS a party, which default could have a material adverse effect on the consolidated operating results of ITC, whether or not a default has been declared; or
                (iii) without limiting the generality of (ii) above, ITC or any of its subsidiaries shall fail to make any payment due on any other obligation and the effect of such failure shall be to cause such obligation to become due prior to its date of maturity; or

                (iv) if ITC shall fail to pay when due any payment of money including any payment due under any securities or otherwise not comply with the provisions of any such security or allow any default under any other agreement involving the borrowing or money or the advance of credit, if such default gives to the holder of the obligation concerned the right to accelerate the indebtedness; or



                                     A-3                                      36

                (v) a receiver, liquidator or trustee of ITC or any of its subsidiaries or of any property of ITC or any of its subsidiaries, shall be appointed by court order and such appointment shall remain in effect for 30 days; or ITC or any of its subsidiaries shall be adjudged bankrupt or insolvent; or any of the property of ITC or any of its subsidiaries shall be sequestered by court order and such order shall remain in effect for more than 30 days; or a petition to reorganize ITC or any of its subsidiaries under any bankruptcy, reorganization or insolvency law shall be filed against ITC or any of its subsidiaries and shall not be dismissed within 30 days after such filing; or

                (vi) ITC or any of its subsidiaries shall file a petition in voluntary bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or shall consent to the filing of any petition against it under any such law; or

                (vii) ITC or any of its subsidiaries shall make a formal or informal assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally when they become due or consent to the appointment of a receiver, trustee or liquidator of ITC or any of its subsidiaries or of all or any part or the property of ITC or any of its subsidiaries; or

                (viii)final judgment for payment of money aggregating in excess of $250,000 shall be outstanding against ITC or any of its subsidiaries and any one of such judgments shall have been outstanding for more than 30 days from the date of its entry and shall not have been discharged in full or stayed and such event shall not have been cured within a period of 30 days.

         (b) An Event of Non-compliance shall be deemed to exist at any time any state of facts shall have come about voluntarily or involuntarily or shall be beyond ITC's control or shall have come about or been effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

         (c) The term "Potential Event of Non-compliance" means the occurrence of any event which with the passage of time or the giving of notice or both would become an Event of Non-compliance.

     6.02 Action to be Taken in Case of Certain Events of Non-compliance. In the event that any Event of Non-compliance described in Section 6.01 shall exist, then at least two unaffiliated holders of an aggregate of at least 66-2/3% of the then outstanding ITC Preferred Shares shall have the right to demand and shall be given the right to vote on all matters.

     6.03 Non-Exclusivity. The rights under ss.6.02 shall not be deemed to be exclusive. If any Event of Non-compliance shall exist, the holders of shares of ITC Preferred Share shall have all other rights which such holder shall have been granted under any contract or agreement at any time, and all other rights which such holders shall have under any law Any person having any rights under any provision in this Section shall be entitled to enforce such person's rights specifically, to recover damages by reason of any non-compliance with any provision in this Section, and to exercise all other rights granted by law.

Part 7. Interpretation of this Instrument.
------------------------------------------

     7.01 Definitions. Each term defined in this Section 7.01 has the meaning indicated in this instrument whenever such term is used in this instrument.

                "Agreement"  means  any  agreement,  as  amended,   modified  or
         extended, between ITC and any person holding Preferred Stock.

                "Common Stock" or "Common Shares" designates and includes ITC's Existing Common Stock of all classes and any capital stock of any class of ITC authorized after the date of the Agreement which shall not be limited to a fixed sum or a percentage of par value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation or winding-up of ITC.





                                     A-4                                      37

                "Conversion Share" means one share of ITC's authorized Common Stock, provided that if under the provisions hereof, there shall be a change such that the securities purchasable hereunder shall be issued by an entity other than ITC or class of securities purchasable hereunder, then the term "Conversion Share" shall mean one share of the security purchasable upon the exercise of the rights granted hereunder if such security shall be issuable in shares or shall mean the smallest unit which such security shall be issuable if such security shall not be issuable in shares.

                "Conversion Shares" means the aggregate Conversion Shares at any time issuable upon conversion of the ITC Preferred Shares.

                "Existing Common Stock" designates ITC-authorized Common Stock, par value $0.01, per share, of all classes, as constituted on the Closing Date as set forth in the Agreement.

                "ITC Preferred Stock" or " ITC Preferred Shares" means 8,000,000 shares of the ITC Convertible Preferred Stock so designated which shall be convertible into shares of Common Stock, as set forth in Section 7 hereof.

                "Junior Securities" shall mean any equity security of any kind which ITC or any subsidiary shall at any time issue or be authorized to issue other than ITC Preferred Shares.

                "Number of Common Shares Deemed Outstanding" at any given time means the sum of (a) the number of Common Shares actually outstanding at such time, plus (b) the number of the Company's Common Shares deemed to be outstanding under sub-sections (i) to (ix) inclusive, of ss.8.02 hereof at such time.

Part 8.  Anti-dilution Provisions.
----------------------------------

     8.01 Adjustment of Number of Shares. In order to prevent dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time as follows:

                (a) If ITC shall: (A) declare a dividend on its ITC Common Stock in shares of ITC Common Stock or make a distribution in shares of ITC Common Stock, (B) subdivide its outstanding shares of ITC Common Stock,
         (C) combine its outstanding shares of ITC Common Stock into a smaller number of shares of ITC Common Stock or (D) issue by reclassification of its shares of ITC Common Stock other securities of ITC (including any such reclassification in connection with a consolidation or merger in which ITC is the continuing corporation); then the number of shares of ITC Common Stock issuable upon conversion of the ITC Preferred Shares immediately prior thereto shall be adjusted so that the holder of the ITC Preferred Shares shall be entitled to receive the kind and number of shares of ITC Common Stock of ITC which he would have owned or have been entitled to receive after the happening of any of the events described above, had the ITC Preferred Shares been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph
         4(c)(iii)(1) shall become effective immediately after the effective date of such event retroactive to immediately after the record date, if any, for such event.

                (b) If the Corporation shall issue either (A) any shares of ITC Common Stock or (B) any right to buy ITC Common Stock at a price per share which is less than the fair market value per share of the ITC Common Stock as of the time of any such issuance, in an amount which has a material dilutive effect (which for purposes hereof shall mean issuance, at less than fair market value, of an aggregate number of shares of ITC Common Stock equal to at least ten percent (10%) of the then issued and outstanding shares of ITC ); then the number of shares of ITC Common Stock which the Conversion Rate shall thereafter entitle the holders of the ITC Preferred Shares to receive shall be determined by multiplying the number of shares of ITC Common Stock which the Conversion Rate entitled the holder to receive immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of ITC Common Stock outstanding immediately prior to such issuance plus the number of additional shares of ITC Common Stock so issued, and the denominator of which shall be the number of shares of ITC Common Stock outstanding immediately prior to such issuance plus


                                     A-5                                      38
         the number of shares of ITC Common Stock which the consideration received by ITC would purchase at fair market value (as determined in good faith by the Board of Directors of ITC ). This provision shall not apply to any shares of ITC Common Stock issued pursuant to any presently existing option, warrant or right to convert any obligation of ITC into shares of its ITC Common Stock which are issued and outstanding as of the date of the adoption of the Designation of Rights and Preferences or to shares issued pursuant to the conversion of debentures of ITC or to shares issued pursuant to options or warrants hereafter granted if the exercise price for the purchase of said shares was equal to or greater than fair market value (as determined in good faith by the Board of Directors of ITC ) at the date of such grant. In determining the fair market value for purposes of this paragraph, a recent bid price for ITC 's ITC Common Stock may be conclusively presumed to be the fair market value by the Board of Directors; provided that the Board of Directors may consider other factors, in good faith, if they so choose.

                (c) No adjustment in the number of shares of ITC Common Stock issuable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of ITC Common Stock issuable upon the conversion of the ITC Preferred Shares.

                (d) If the number of shares of ITC Common Stock issuable upon the conversion of the ITC Preferred Shares or the conversion price of such ITC Common Stock is adjusted as provided above, then ITC shall mail promptly, by first class mail, postage prepaid, to each holder notice of such adjustment or adjustments.

                (e) In case of any consolidation of ITC or merger or share exchange of ITC with or into another corporation or in case of any sale or conveyance to another corporation of the property of ITC as an entirety or substantially as an entirety, ITC or such successor or purchasing corporation (or an affiliate of such successor or purchasing corporation), as the case may be, agrees that each holder shall have the right thereafter to convert the ITC Preferred Shares into the kind and amount of shares and other securities and property (including cash) which such holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the ITC Preferred Shares been converted immediately prior to such action. The provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales or conveyances.

                (g) Notwithstanding any adjustment in the number or kind of shares issuable upon the conversion of the ITC Preferred Shares, certificates representing shares of ITC Preferred Shares issued prior or subsequent to such adjustment may continue to refer to the same number and kind of shares as were issuable prior to such adjustment.



























                                     A-6                                      39

                                 ATTACHMENT "B"
               TERMS OF ITC SENIOR CONVERTIBLE PREFERRED DEBENTURE

     INTERACTIVE   TECHNOLOGIES   CORP.,   INC.,  a  Wyoming   corporation  (the
"Company"), for value received, hereby promises to pay to the above stated Registered Holder or his assigns (collectively, the "Registered Holder") the above stated principal amount (the "Principal Amount"), and to pay interest


                              TERMS AND CONDITIONS

1. Description. The Debentures (herein this "Debenture") is one of a series of Debentures, (collectively, the "Debentures") aggregating SIX MILLION DOLLARS ($6,000,000) all issued pursuant to an Amended and Restated Stock Purchase Agreement (the "Agreement"), dated as of August 1,1997, by and among the Company, AIRTECH International Corporation ("AIRTECH"), and certain of the shareholders of the $0.0001 par value common stock (the "AIRTECH Stock") of AIRTECH, and that certain Stock Pledge and Escrow Agreement (the "Pledge Agreement"), dated as of August 1, 1997, respecting the common stock of AIRTECH acquired by the Company pursuant to the Agreement. The Debentures are entitled to the benefits of the Agreement and Stock Pledge Agreement which among other things contains provisions with respect to the acceleration of the maturity of this Debenture upon the happening of certain stated events.

2. Rate. The Debentures bear interest on the unpaid Principal Amount at the rate of ten percent (10%) per annum from the date hereof until this Debenture (herein so called) shall be paid in full.

3. Payments Dates. Interest on this Debenture shall be payable annually, commencing on September 15, 1998 and continuing on the same day of each third month thereafter until the entire principal of and interest on this Debenture shall have been paid in full. The principal of this
         Debenture shall be payable ____________. The principal of the Debentures may be prepaid in whole or in part, and if in part by lot, at any time.

4. Currency for Payment. Both the principal of and interest on this Debenture are payable in the lawful money of the United States of America; provided however, at the Company's option, interest on the Debentures may be paid by the issuance of shares of the Company's $0.01 par value Common Stock (the "Common Stock"). If the Company elects to so issue its Common Stock in payment of interest on the Debentures, the initial rate shall be at seventy cents ($0.70) per share.

5. Place of Payment. Both the principal of and interest on this Debenture are payable at the Registered Address set forth above, or at such other address as shall have been provided to the Company, i writing, by the Registered Holder hereof.

6. Conversion - Holder's Option. Subject to and upon compliance with the provisions set forth herein, this Debenture, or any portion of the principal amount hereof, may be converted, at the option of the Registered Holder hereof, at 100% or so much of the principal amount of this Debenture as is so converted into Common Stock at the Conversion Price, determined as hereinafter provided, in effect at the date of the conversion. The Registered Holder hereof may exercise all or any portion of the conversion rights at any time or from time to time after the second anniversary of the date hereof.

7. Conversion - Company's Option. Subject to and upon compliance with the provisions of set forth herein, this Debenture, or any portion of the principal amount hereof, may be converted, at the option of the Company, at 100% or so much of the principal amount of this Debenture as is so converted into Common Stock at the Conversion Price, in effect at the date of the conversion. The Company may exercise all or any portion of the conversion rights at any time or from time to time after the date of hereof.

8. Conversion Price. The price at which shares of Common Stock shall be delivered upon conversion (the "Conversion Price") shall initially be seventy cents ($0.70) per share of Common Stock. The Conversion Price in effect or to be in effect at any time shall be subject to adjustment from time to time as provided in Section 9 hereof.

                                     B-1                                      40

9. Application of Prepayment or Conversions. Prepayments or conversions (whether made at the option of the Company or at the option of the Registered Holder) shall be applied as follows: (i) cash, if any, shall be applied first to accrued and unpaid interest and then to principal in inverse order of maturity, then (ii) payments in stock or conversions shall be applied first to accrued and unpaid interest and then to principal in inverse order of maturity.

10. Adjustment of Conversion Price. Upon each adjustment of the Conversion Price, the Registered Holder hereof shall thereafter be entitled to purchase, at the conversion price resulting from such adjustment, the number of shares obtained by multiplying the Conversion Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment and dividing the product thereof by the conversion price resulting from such adjustment. The Conversion Price shall be subject to adjustment from time to time as follows:

                    A. If the  Company  shall at any  time or from  time to time after the date hereof: (i) issue or sell any additional shares of Common Stock for a consideration per share less than the Conversion Price in effect immediately prior to the issue or sale of such additional shares, or without consideration, or (ii) pay or make a dividend (other than in cash payable from retained earnings or earned surplus) or other distribution on Common Stock, then and thereafter successively upon each such issue, sale, dividend or other distribution, the Conversion Price for each share of Common Stock in effect immediately prior to such issue, sale, dividend or other distribution shall forthwith be reduced to a price (calculated to the nearest full cent) equal to the quotient obtained by dividing (i) an amount equal to the sum of
              (a) the total number of shares of Common Stock outstanding immediately prior to such issue, sale, dividend or other distribution multiplied by such Conversion Price in effect immediately prior to such issue, sale, dividend or other distribution, plus (b) in the case of such an issue or sale, the consideration, if any, received by the Company upon such issue or sale, or minus (c) in the case of such a dividend or other distribution, the amount of such dividend or other distribution, by (ii) the total number of shares of Common Stock outstanding immediately after such issue, sale, dividend or other distribution. The Company shall not be required to make any adjustment of the Conversion Price if the amount of such adjustment shall be less than____________ cents ($0.__) per share, but in such case any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time and together with the next subsequent adjustment, which, together with any adjustment so carried forward, shall amount to not less than (insert amount) per share.

                    B.   For the   purposes of any  adjustment as provided    in
              subsection A, the following  provisions shall also be applicable:

                          (i) In case  of the  issue  of  additional  shares  of
                    Common Stock for cash, the consideration received by the Company therefor shall be deemed to be the cash proceeds received by the Company for such shares, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith;

                         (ii) If,  at any  time,  the  Company  shall  grant any
                    rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or other securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock or securities being herein called "Convertible Securities"), whether or not such rights or options or the rights to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such rights or options or upon conversion or exchange of such Convertible Securities, (determined by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting


                                     B-2                                      41
                    of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such rights or options, plus, in the case of any such rights or options which relate to such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (b) the total maximum numbers of shares of Common Stock issuable upon the exercise of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights or options) shall be less than the conversion price in effect immediately prior to the time of the granting of such rights or options, then the total maximum number of shares of Common Stock issuable upon the exercise of such rights or options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such rights or options shall (as of the date of granting of such rights or options) be deemed to be outstanding and to have been issued for such price per share. No further adjustments of the conversion price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                         (iii) If,  at any time,  the  Company  shall  declare a
                    dividend or make any other distribution upon any stock of the Company payable in Common Stock or Convertible Securities, any Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                         (iv) If any  shares  of  Common  Stock  or  Convertible
                    Securities or any rights or options to purchase any such Common Stock or Convertible Securities shall be issued or sold, in whole or in part, for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined by the Board of Directors of the Company.

                         (v) In the event of the  consolidation  of the  Company
                    with or the merger of the Company into any other corporation or of the sale of the properties and assets of the Company as, or substantially as, an entirety for stock or other securities of any corporation, or the merger of any other corporation into the Company as a result of which the Registered Holders of shares of Common Stock of the Company shall be deemed to have become the holders of, or shall become entitled to, stock or other securities of any corporation other than the Company, the Company shall be deemed to have issued a number of shares of its Common Stock for such stock or securities computed on the basis of the exchange ratio actually applied in the transaction and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation. If such determination shall cause an adjustment in the Conversion Price, the determination of the number of shares of Common Stock issuable upon the conversion of any Debenture immediately prior to such consolidation, merger or sale for the purposes of subsection (iii) of this subsection shall be made after giving effect to such adjustment of the Conversion Price.

                         (vi) In case of the  payment or making of a dividend or
                    other distribution on Common Stock in property (other than in shares of Common Stock and securities convertible into or exchangeable for shares of Common Stock, but including all other securities) such dividend or other distribution shall be deemed to have been paid or made at the close of business at the record date fixed for the determination of Registered Holders entitled to receive such dividend or other distribution  and the  amount  of  such  dividend  or  other


                                     B-3                                      42
                    distribution shall be the amount of cash and, if in property other than cash, shall be deemed to be the value of such property as determined in good faith by the Board of Directors of the Company at the time of the declaration of such dividend or other distribution.

                         (vii) The number of shares of Common Stock  outstanding
                    at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue of sale of Common Stock.

              B. Anything to the contrary notwithstanding, the Company shall not be required to make any adjustment of the Conversion Price as a result of the happening of any of the following:

                    (i) The issuance of any of the Debentures of the series of which this Debenture is a part;

                    (ii) The issue of shares of Common Stock upon the conversion from time to time of the Debentures.

              C. If, at any time, the Company shall subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the out-standing shares of Common Stock of the Company shall be combined into a small number of shares, the conversion price in effect immediately prior to such combination shall be proportionately increased.

              D. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way that Registered Holders of Common Stock (or any other securities of the Company then issuable upon the conversion of this Debenture) shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock (or such other securities) then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made whereby the Registered Holder hereof shall thereafter have the right to purchase and receive upon the basis and upon the terms arid conditions specified in this Debenture and in lieu of the shares of the Common Stock (or other securities) of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of shares of such Common Stock (or such other securities) immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of the Registered Holder of this Debenture to the end that the provisions hereof (including without limitation provisions for adjustments of the conversion price and of the number of shares purchasable upon the conversion of this Debenture) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof (including an immediate adjustment, by reason of such consolidation, merger or sale, of the conversion price, to the value for the Common Stock reflected by the terms of such consolidation, merger or sale if the value so reflected is less than the conversion price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed to the Registered Holder hereof at the last address of such Registered Holder appearing on the books of the Company, the obligation to deliver to such Registered Holder such shares of stock, securities or assets, as, in accordance with the foregoing provisions, such Registered Holder may be entitled to purchase. The successor corporation shall be deemed substituted for the Company for all purposes of this Agreement and the Debentures. The provisions of this subsection governing the substitution of another corporation for the Company shall similarly apply to successive instances in which the corporation then deemed to


                                     B-4                                      43
         be the Company hereunder shall either sell all or substantially all of its properties and assets to any other corporation, shall consolidate with or merge into any other corporation or shall be the surviving corporation of the merger into it of any other corporation as a result of which the Registered Holders of any of its stock or other securities shall be deemed to have become the Registered Holders of, or shall become entitled to, the stock or other securities of any corporation other than the corporation at the time deemed to be the Company hereunder.

11. Notice of Conversion Price. Upon any adjustment of the conversion price, then and in each such case the Company shall give written notice thereof, to the Registered Holder thereof, which notice shall state the conversion price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Debenture, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. The Company will, within 90 days after the end of each of its fiscal years, and at such other times as the
         Registered Holder may reasonably request, mail to the Registered Holder of each Debenture at the address of such Registered Holder shown on the books of the Company a certificate of the independent public accountants for the Company specifying the Conversion Price in effect as of the end of such fiscal year and the number of shares of Common Stock, or the kind and amount of any securities or property other than Common Stock or both, issuable upon the conversion of the Debentures.

12.      Manner of Exercise of Conversion and Pre-Payment Rights by Company.

         A.  CONVERSION.
         ---------------

              (a) When any of the Debentures of the series of which this Debenture is a part are to be converted pursuant to Section 6, the Escrow Agent shall cause a notice of conversion to be mailed to the Registered Holders thereof at least thirty (30) but not more than forty-five (45) days prior to the date fixed for conversion.

              (b) Each notice of conversion shall be deposited by the Escrow Agent in the United States mail with first class postage prepaid and addressed to the Registered Holders of the Debentures called for conversion at their respective addresses appearing upon the records of the Escrow Agent.

              (c) Notwithstanding the foregoing, any defect in any notice given pursuant to this Section shall not affect the validity of the proceedings for the proposed conversion.

              (d) Each notice required by this Section shall state: (1) the maturity date and rate of interest borne by each Debenture being converted; (2) the date fixed for conversion; (3) the conversion price;
         (4) the date on which such notice is mailed; (5) if less than all Outstanding Debentures are to be converted, the Debenture number (and, in the case of a partial conversion of any Debenture, the Principal Amount) of each Debenture to be converted; (6) that on such conversion date there shall become due and payable upon each Debenture to be pre-paid the conversion price thereof, or the conversion price of the specified component of the Principal Amount thereof in the case of Debentures to be pre-paid in part only, together with interest with respect thereto to the conversion date, and that from and after such date interest with respect thereto shall cease to accrue and be payable; (7) that the Debentures to be pre-paid, whether as a whole or in part are to be surrendered for payment of the conversion price at the corporate trust office of the Escrow Agent; and (8) the name and telephone number of a person designated by the Escrow Agent to be responsible for such conversion.

         B.  PREPAYMENT RIGHTS.
         ----------------------

              (a) When any of the Debentures of the series of which this Debenture is a part are to be pre-paid pursuant to Section 2, the Escrow Agent shall cause a notice of pre-payment to be mailed to the Registered Holders thereof at least thirty (30) but not more than forty-five (45) days prior to the date fixed for pre-payment.


                                     B-5                                      44

              (b) Each notice of pre-payment shall be deposited by the Escrow Agent in the United States mail with first class postage prepaid and addressed to the Registered Holders of the Debentures called for pre-payment at their respective addresses appearing upon the records of the Escrow Agent.

              (c) Notwithstanding the foregoing, any defect in any notice given pursuant to this Section shall not affect the validity of the proceedings for the proposed pre-payment.

              (d) Each notice required by this Section shall state: (1) the maturity date and rate of interest borne by each Debenture being pre-paid; (2) the date fixed for pre-payment; (3) the pre-payment price; (4) the date on which such notice is mailed; (5) if less than all Outstanding Debentures are to be pre-paid, the Debenture number (and, in the case of a partial pre-payment of any Debenture, the Principal Amount) of each Debenture to be pre-paid; (6) that on such pre-payment date there shall become due and payable upon each Debenture to be pre-paid the pre-payment price thereof, or the pre-payment price of the specified component of the Principal Amount thereof in the case of Debentures to be pre-paid in part only, together with interest with respect thereto to the pre-payment date, and that from and after such date interest with respect thereto shall cease to accrue and be payable; (7) that the Debentures to be pre-paid, whether as a whole or in part are to be surrendered for payment of the pre-payment price at the corporate trust office of the Escrow Agent; and (8) the name and telephone number of a person designated by the Escrow Agent to be responsible for such pre-payment.

              (e) If at the time of mailing of notice of any pre-payment, the Company shall not have deposited with the Escrow Agent moneys sufficient to redeem all the Debentures called for pre-payment, such notice shall state that it is conditional, subject to the deposit of funds with the Escrow Agent not later than the pre-payment date, and such notice shall be of no effect unless such moneys are so deposited.

         COSTS OF CONVERSION OR PRE-PAYMENT.
         -----------------------------------

         Whenever Debentures are to be pre-paid or converted, all pre-payment costs or conversion costs, including the amounts necessary to pay all costs of required mailing, any other costs incidental to the pre-payment or conversion, and to pay the principal, and all interest accrued and to accrue to the date fixed for pre-payment (or any earlier date to which interest shall be paid), shall be set aside and held in separate trust to be established therefor by the Escrow Agent exclusively for such purposes. Notice having been given in the manner hereinbefore provided, or written waivers of notice having been filed with the Escrow Agent prior to the date set for pre-payment or conversion, the Debentures so called for pre-payment or conversion shall become due and payable on the pre-payment date or conversion date so designated and interest on such Debentures shall cease to accrue from the pre-payment or conversion date whether or not the Debentures shall be presented for payment. The final distribution (representing principal and accrued interest) on any Debenture so called for pre-payment or conversion shall be paid by the Escrow Agent upon presentation and surrender thereof.

13.      Manner    of  Exercise  of Conversion Rights by Holder. In order to
         exercise the conversion privilege, the Registered Holder hereof may surrender this Debenture to the Company at any time after the second anniversary of the date hereof , during usual business hours at its office or agency in the City of (insert address), State of (insert address), accompanied by written notice to the Company at such office or agency that the Registered Holder elects to convert this Debenture or a specified portion hereof and stating the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. All Debentures surrendered for conversion shall (if so required by the Company) be accompanied by proper assignments thereof to the Company or be blank. As promptly as practicable after the receipt of such notice and the surrender of this Debenture as aforesaid, the Company shall issue and deliver at such office or agency to the Registered Holder, or on his written order, a certificate or certificates for the number of


                                     B-6                                      45
         full shares of Common Stock issuable on such conversion in accordance with the provision of this Article and cash, as provided in Section _____ hereof, in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion. Such conversion shall be deemed to have been effected at the close of business on the Date of Conversion, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the Registered Holder or Registered Holders of record of the shares represented thereby on such date; provided, however, that any such surrender on any date when the stock transfer books of the Company shall be closed shall constitute the person or persons in whose name or names the certificate or certificates for such shares are to be issued as the record Registered Holder or Registered Holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open, and this Debenture shall not be deemed to have been converted until such time for all purposes, but such conversion shall be at the conversion price in effect at the close of business on the date of such surrender. In case this Debenture shall be surrendered for conversion of only a portion of the principal amount thereof, the Company shall execute and deliver to the Registered Holder of such Debenture, at the expense of the Company, a new Debenture in the denomination or denominations ($1,000 and integral multiples thereof, plus one Debenture in a lesser denomination, if required) as such Registered Holder may request in an aggregate principal amount equal to the unconverted portion of the Debenture so surrendered.

14. Fractions of Share. The Company shall not be required to issue fractions of a share or scrip representing fractional shares of Common Stock upon conversion of this Debenture. If any fraction of a share of Common Stock would, except for the provisions of this Section be issuable on the conversion of this Debenture (or specified portions hereof), the Company shall pay a cash adjustment in respect of such fraction, equal to the value of such fraction based on the then conversion price.

15. Delivery of New Certificates. Certificates for Conversion Shares shall be delivered to the Registered Holder named therein within 15 days after the Exercise Time. Unless all of the principal amount evidenced by this Certificate shall have been converted or shall have been redeemed, the Company, within a 15-day period, prepare a new certificate, substantially identical to this Certificate, representing the balance of the principal amount which shall not have converted or redeemed and shall within the said 15-day period deliver such certificate to the person designated as the Registered Holder thereof.

16. Assignment. Assignment of this Debenture shall be in the form set forth hereon.

17.      Authorization and Issuance. The Company covenants and agrees that:

              (i) Conversion Shares which may be issued upon any conversion of any portion of the principal amount of this Debenture, upon issuance, will be fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

              (ii) The Company will take all such action as may be necessary to assure that all Conversion Shares issuable upon conversion of this Debenture may be issued without violation of any applicable law or regulation or of any requirements of any domestic securities exchange upon which securities of the same class may be listed.

              (iii) The issuance of certificates for Conversion Shares upon conversion of this Debenture shall be made without charge to the Registered Holder hereof for any issuance tax in respect thereof or other cost incurred by the Company in connection with the conversion of this Debenture and the related issuance of Conversion Shares.

              (iv) The Company will at no time close its transfer books against the transfer of this Debenture or of any Conversion Shares issued or issuable upon the conversion of this Debenture in any manner which interferes with the timely conversion of this Debenture.



                                     B-7                                      46

              (v) The Company shall not at any time authorize or issue any security which under the definition given in 31 constitutes "Common Stock" and which grants to its security holders rights to share in dividends or any other distributions of any kind at any time made by the Company (including but not limited to liquidating distributions) which could result in the distribution of a greater amount per share than the amount per share distributable on the Company's Existing
         Common Stock or which are in any respect more favorable than the corresponding rights attributable to Existing Common Stock.

18. Transferability. This Debenture and all rights evidenced hereby are transferable on the Company's books by the Registered Holder in person or by a duly authorized attorney upon surrender hereof properly endorsed at the Company's principal office; provided that the Registered Holder complies with such provisions governing transfer as shall be reasonably established by the Company.

19. Break-up of Certificates. This Debenture is exchangeable, upon the surrender of hereof by the Registered Holder at the Company's principal office, for a new certificate or certificates of like tenor representing in the aggregate the principal amount hereof, each of which new certificates shall represent shall be in the principal amount designated by the Registered Holder at the time of such surrender.

20. Notice of Distributions, Rights of Reorganization, Etc. In case, at any time:

                    (i) the Company shall pay any dividend payable in stock upon its Common Stock or make any distribution (other than regular cash dividends) to the Registered Holders of its Common Stock;

                    (ii) the Company  shall offer for  subscription  pro rata to the Registered Holders of its Common Stock any additional shares of stock of any class or other rights;

                    (iii) there shall be any capital reorganization, or reclassification of the capital stock of the Company, or consolidation or merger of the Company, or sale of all or substantially all of its assets to, another corporation; or

                    (iv) there shall be a voluntary or  involuntary dissolution, liquidation or winding up of the Company;

         then, in any one or more of said cases, the Company shall give written notice, to the Registered Holder of this Debenture, of the date on which (a) the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the Registered Holders of this Debenture shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange this Debenture for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question, and not less than 20 days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

21. Company to Reserve. The Company shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of converting the Debentures, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Debentures.

22. No Rights as Stock Holders. Prior to the conversion of this Debenture, the Registered Holder of such Debenture shall not be entitled to any rights of a stock holder of the Company, including without limitation the right to vote, to receive dividends or other distributions or to exercise any pre-emptive rights, and shall not be entitled to receive any notice of any proceedings of the Company, except as provided herein.



                                     B-8                                      47

23. Rights of Registered Holder Upon Liquidation. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution or winding up of the Company, the Registered Holder of this Debenture shall be entitled to be paid out of the assets of the Company, prior to the making of any payment on any Equity Security or Junior Indebtedness of the Company.

24. Allocation of Liquidation Payments Among Registered Holders of The Debentures. If upon any dissolution, liquidation (whether complete or partial), or winding up of the Company, the assets of the Company available therefor (hereinafter in this Section called the "Total Amount Available") shall be insufficient to pay the Registered Holders of outstanding the Debentures the full amounts to which they shall be entitled thereunder, each Registered Holder of the Debentures shall be entitled to receive an amount equal to the product derived by multiplying the Total Amount Available times a fraction the numerator of which shall be the aggregate principal amount of the Debentures held by such Registered Holder and the denominator of which shall be the aggregate principal amount of all of the Debentures then outstanding.

25. Amendment and Waiver. No change in the provision of this Section affecting any interests of the Registered Holders of any of the Debentures shall be binding or effective unless such change shall have been approved in writing by at least two unaffiliated Registered Holders of at least 66-2/3% of the aggregate principal amount of all Debentures outstanding at the time such change shall be made, provided that no change shall be made in the provisions for conversion contained herein.

26. Registration of Transfer of Debentures. The Company will keep at its principal office a register for the registration of the Debentures. Upon the surrender of this Debenture at the Company's principal office, the Company, at the request of the Registered Holder, will execute and deliver, at the Company's expense, a new certificate or certificates in exchange representing the aggregate principal amount of this Debenture. Each such new certificate shall be registered in such name and shall represent such principal amount as shall be requested by the Registered Holder of the surrendered certificate, and shall be substantially identical in form, except as to principal amount, to the surrendered certificate.

27. Replacement. Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any certificate evidencing one or more of the Debentures (an affidavit of the Registered Holder, without bond shall be satisfactory), the Company at its expense will execute and deliver in lieu of such certificate, a new certificate of like kind, representing the then outstanding principal amount of the Debenture which shall have been represented by such lost, stolen, destroyed, or mutilated certificate, dated and earning interest from the date to which interest shall have paid on such lost, stolen, destroyed or mutilated certificate.

28.      Events of Noncompliance.

         Definitions. For purposes of this Section, an "Event of Noncompliance" will be deemed to have occurred if:

                    (i) The Company or any of its  subsidiaries  shall fail in a material manner to perform or observe any covenant set forth in the Agreement or shall fail to comply with any other provision of the Agreement and the Registered Holders of the Debentures shall have given at least 30 days prior written notice of such failure and the same shall not have been cured; or any representation, warranty or information contained in any writing supplied by the Company or any of its subsidiaries or by an officer or director thereof to any Registered Holder of this Debenture shall be materially false or misleading in any material respect on the date on which made or furnished; or

                    (ii) The Company or any of its subsidiaries shall be in default under any material contract(s) or agreement(s) to which it is a party, which default could have a material adverse effect on the consolidated operating results of the Company, whether or not a default has been declared; or


                                     B-9                                      48

                    (iii) without  limiting the  generality  of (ii) above,  the
              Company or any of its subsidiaries shall fail to make any payment due on any other obligation and the effect of such failure shall be to cause such obligation to become due prior to its date of maturity; or

                    (iv) if the  Company  shall fail to pay when due any payment of money including any payment due under any securities or otherwise not comply with the provisions of any such security or allow any default under any other agreement involving the borrowing or money or the advance of credit, if such default gives to the owner of the obligation concerned the right to accelerate the indebtedness; or

                    (v) a receiver,  liquidator or trustee of the Company or any of its subsidiaries or of any property of the Company or any of its subsidiaries, shall be appointed by court order and such appointment shall remain in effect for 30 days; or the Company or any of its subsidiaries shall be adjudged bankrupt or insolvent; or any of the property of the Company or any of its subsidiaries shall be sequestered by court order and such order shall remain in effect for more than 30 days; or a petition to reorganize the Company or any of its subsidiaries under any bankruptcy, reorganization or insolvency law shall be filed against the Company or any of its subsidiaries and shall not be dismissed within 30 days after such filing; or

                    (vi) the  Company  or any of its  subsidiaries  shall file a petition in voluntary bankruptcy or requesting reorganization under any provision of any bankruptcy, reorganization or insolvency law or shall consent to the filing of any petition against it under any such law; or

                    (vii) the  Company or any of its  subsidiaries  shall make a formal or informal assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally when they become due or consent to the appointment of a receiver, trustee or liquidator of the Company or any of its subsidiaries or of all or any part or the property of the Company or any of its subsidiaries; or

                    (viii) final  judgment for payment of money  aggregating  in excess of $250,000 shall be outstanding against the Company or any of its subsidiaries and any one of such judgments shall have been outstanding for more than 30 days from the date of its entry and shall not have been discharged in full or stayed and such event shall not have been cured within a period of 30 days.

              An Event of Non-compliance shall be deemed to exist at any time any state of facts shall have come about voluntarily or involuntarily or shall be beyond the Company's control or shall have come about or been effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

              The term "Potential Event of Non-compliance" means the occurrence of any event which with the passage of time or the giving of notice or both would become an Event of Non-compliance.

29. Action to be Taken in Case of Certain Events of Non-compliance. In the event that any Event of Non-compliance described herein shall exist, then, up demand of at least two unaffiliated Registered Holders of an aggregate of at least 66-2/3% of the then outstanding principal amount of the Debentures the Registered Holders shall be given the right to
         vote  on  all  matters  which  may  be  properly   brought  before  the
         shareholders. For the purpose of calculating the votes which may be cast by such Registered Holders, each Registered Holder here shall be allowed to vote the number of Conversion Shares into which this Debenture is convertible as of the record date established for such vote.

30. Non-Exclusivity. The rights under this Section shall not be deemed to be exclusive. If any Event of Non-compliance shall exist, the Registered Holders of shares of Debenture shall have all other rights which such Registered Holder shall have been granted under any contract or agreement at any time, and all other rights which such Registered


                                    B-10                                      49

         Holders shall have under any law Any person having any rights under any provision in this Section shall be entitled to enforce such person's rights specifically, to recover damages by reason of any non-compliance with any provision in this Section, and to exercise all other rights granted by law.

31. Definitions. Each term defined in this Section 7.01 has the meaning indicated in this instrument whenever such term is used in this instrument.

              "Common Stock" or "Common Shares" designates and includes the Company's Existing Common Stock of all classes and any capital stock of any class of the Company authorized after the date of the Agreement which shall not be limited to a fixed sum or a percentage of par value in respect to the rights of the Registered Holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation or winding-up of the Company.

              "Conversion Share" means one share of the Company's authorized Common Stock, provided that if under the provisions hereof, there shall be a change such that the securities purchasable hereunder shall be issued by an entity other than the Company or class of securities purchasable hereunder, then the term "Conversion Share" shall mean one share of the security purchasable upon the exercise of the rights granted hereunder if such security shall be issuable in shares or shall mean the smallest unit which such security shall be issuable if such security shall not be issuable in shares.

              "Conversion Shares" means the aggregate Conversion Shares at any time issuable upon conversion of the Debentures.

              "Equity Security" means any of the Company's securities other than the Debentures or any Junior Debt.

              "Existing Common Stock" designates the Company-authorized Common Stock, par value $0.01 per share, of all classes, as constituted on the Closing Date as set forth in the Agreement.

              "Junior Debt" shall mean any debt security of any kind which the Company or any subsidiary shall at any time issue or be authorized to issue other than the Debentures.

              "Number of Common Shares Deemed Outstanding" at any given time means the sum of (a) the number of Common Shares actually outstanding at such time, plus (b) the number of the Company's Common Shares otherwise deemed to be outstanding.

32. Adjustment of Number of Shares. In order to prevent dilution of the rights granted hereunder, the Conversion Price shall be subject to adjustment from time to time as follows:

              (a) If the Company shall: (A) declare a dividend on its the Common Stock in shares of the Common Stock or make a distribution in shares of the Common Stock, (B) subdivide its outstanding shares of the Common Stock, (C) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock or (D) issue by reclassification of its shares of the Common Stock other securities of the Company (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation); then the number of shares of the Common Stock issuable upon conversion of the Debentures immediately prior thereto shall be adjusted so that the Registered Holder of this Debenture shall be entitled to receive the kind and number of shares of the Common Stock of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above, had the this Debenture been converted immediately prior to the happening of such event or any record date with respect thereto. An adjustment made pursuant to this paragraph shall become effective immediately after the effective date of such event retroactive to immediately after the record date, if any, for such event.

              (b) If the Company shall issue either (A) any shares of the Common Stock or (B) any right to buy the Common Stock at a price per share which is less than the fair market value per share of the Common Stock as of the time of any such issuance, in an amount which has a material


                                    B-11                                      50
         dilutive effect (which for purposes hereof shall mean issuance, at less than fair market value, of an aggregate number of shares of the Common Stock equal to at least ten percent (10%) of the then issued and outstanding shares of the Company ); then the number of shares of the Common Stock which the Conversion Rate shall thereafter entitle the Registered Holders of the Debentures to receive shall be determined by multiplying the number of shares of the Common Stock which the Conversion Rate entitled the Registered Holder to receive immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of the Common Stock outstanding immediately prior to such issuance plus the number of additional shares of The Common Stock so issued, and the denominator of which shall be the number of shares of the Common Stock outstanding immediately prior to such issuance plus the number of shares of the Common Stock which the consideration received by the Company would purchase at fair market value (as determined in good faith by the Board of Directors of the Company ). This provision shall not apply to any shares of the Common Stock issued pursuant to any presently existing option, warrant or right to convert any obligation of the Company into shares of the Common Stock which are issued and outstanding as of the date of the adoption of the Designation of Rights and Preferences or to shares issued pursuant to the conversion of debentures of the Company or to shares issued pursuant to options or warrants hereafter granted if the exercise price for the purchase of said shares was equal to or greater than fair market value (as determined in good faith by the Board of Directors of the Company ) at the date of such grant. In determining the fair market value for purposes of this paragraph, a recent bid price for the Company's Common Stock may be conclusively presumed to be the fair market value by the Board of Directors; provided that the Board of Directors may consider other factors, in good faith, if they so choose.

              (c) No adjustment in the number of shares of the Common Stock issuable hereunder shall be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the number of shares of the Common Stock issuable upon the conversion of the Debentures.

              (d) If the number of shares of the Common Stock issuable upon the conversion of the this Debenture or the conversion price of such The Common Stock is adjusted as provided above, then the Company shall mail promptly, by first class mail, postage prepaid, to each Registered Holder notice of such adjustment or adjustments.

              (e) In case of any consolidation of the Company or merger or share exchange of the Company with or into another corporation or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, the Company or such successor or purchasing corporation (or an affiliate of such successor or purchasing corporation), as the case may be, agrees that each Registered Holder shall have the right thereafter to convert this Debenture into the kind and amount of shares and other securities and property (including cash) which such Registered Holder would have owned or have been entitled to receive after the happening of such consolidation, merger, sale or conveyance had the This Debenture been converted immediately prior to such action. The provisions of this paragraph shall similarly apply to successive consolidations, mergers, sales or conveyances.



















                                     B-12                                     51

                                   EXHIBIT "C"
                   ACCEPTANCE OF TENDER OFFER AND STOCK POWER

RECEIPT AND REVIEW OF PROSPECTUS.

     The  undersigned  Shareholder  ("Shareholder")  of $0.0001 par value common stock (the "AIRTECH Common Stock") of AIRTECH International Corporation ("AIRTECH") does hereby acknowledge and affirm that Shareholder has received and reviewed that certain Prospectus, dated September ___, 1997 (the "Prospectus") delivered by Interactive Technologies Corp., Inc. ("ITC") with respect to the tender offer (the "Offer") by ITC for all but not less than eighty-one percent (81%) of the AIRTECH Common Stock, upon the terms and conditions described in the Prospectus. Shareholder acknowledges and affirms that it has had the opportunity to request and review those portions of the registration statement of which the prospectus is a part, and other information as shall be on file with the Securities and Exchange Commission concerning ITC.

RECEIPT AND REVIEW OF ESCROW AND PLEDGE AGREEMENT.

     Shareholder does hereby acknowledge and affirm that Shareholder has received and reviewed that certain Escrow and Pledge Agreement to be executed and delivered by and between AIRTECH, ITC and Interwest Transfer Company (the "Escrow Agent") which is referenced in the Prospectus and included in the Registration Statement of which this Prospectus is a part.

ACCEPTANCE OF TENDER OFFER.

     Subject to the acceptance thereof by the holders of at least eighty-one percent (81%) of the issued and outstanding shares of the Common Stock (the "Requisite Number"), shareholder does hereby accept the Offer; and Shareholder does hereby tender to Interwest Transfer Company, as escrow and transfer agent, certificates evidencing the number of shares set forth below opposite Shareholder's name and address. Such tender is made in trust however, pending acceptance of the Offer by the Requisite Number.

STOCK POWER.

     Subject to the acceptance thereof by the Requisite Number, and the closing of the exchange of shares as described in the Prospectus, and further subject to the pledge thereof as security for the ITC Debentures described in the Prospectus, Shareholder hereby sells, assigns, and transfers to Interactive Technologies, Corp., Inc. the number of shares of AIRTECH Common Stock set forth opposite Shareholder's name and address, now standing in the name of Seller on the books of AIRTECH, and represented by Certificate(s) Number(s) set forth opposite Shareholder's name and address.

     Subject to the acceptance thereof by the Requisite Number, and the closing of the exchange of shares as described in the Prospectus, and further subject to the pledge thereof as security for the ITC Debentures described in the Prospectus, hereby irrevocably appoints, with full power of substitution, Interwest Transfer Company, to transfer the stock listed in the preceding paragraph on the books of the AIRTECH.

Dated: ______________, 1997.


Certificate No.(s)/Number of Shares____________
                                                      __________________________
_______________________________________________       [SIGNATURE OF SHAREHOLDER]

_______________________________________________

                                     By:________________________________________
                                        [OFFICIAL SIGNATURE, TYPED NAME & TITLE]


SIGNATURE GUARANTEED


_______________________________________
[NAME OF BANK, TRUST COMPANY OR BROKER]


By: ___________________________________________________
         [OFFICIAL SIGNATURE]       [TYPED NAME AND TITLE]


                                     C-1                                      52

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Wyoming Business Corporation Act authorizes a corporation, under certain circumstances, to indemnify its directors and officers, including reimbursement for expenses incurred. ITC has provided in its by-laws for indemnification to the fullest extent permitted by the Wyoming Statute.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT NO.     DESCRIPTION                                         REFERENCE

   1.1      Form of Underwriting Agreement                       Not Applicable.

   2.1      First Amended and Restated Stock
            Purchase Agreement                                   Filed herewith.

   3.1      Certificate of Incorporation
            of the Company,  together
            with all amendments                 Incorporated herein by reference

   3.2      Bylaws of ITC.                      Incorporated herein by reference

   5.1      Opinion of Counsel for ITC                           Filed herewith.

  23.1      Consent of Counsel to ITC
            (contained in its opinion filed as
             Exhibit 5.1 hereto).                                Filed herewith.

  23.2      Consent of Accountants for ITC                       Filed herewith.

  24.1      Power of Attorney.                                    Not Applicable

  27.1      Financial Data Schedule.                              Not Applicable

  27.2(99)  Other Financial Information

  27.2.1    Audited Financial Statements
            of ITC for the 12 month
            period ended May 31, 1996           Incorporated herein by reference

  27.2.2    Audited Financial Statements
            of AIRTECH for the 12 month
            period ended February 28, 1996                        Filed Herewith

  27.2.3    Un-audited Condensed Financial
            Statements of AIRTECH for the
            9 month period ended February 28, 1997                Filed Herewith

  27.2.4    Un-audited Condensed Financial
            Statements of Interactive for
            the 9 month period ended
            February 28, 1997                                     Filed Herewith

  27.2.5    Un-audited Combined Pro Forma
            Financial Statements for the
            9 month period ended February 28, 1997                Filed Herewith

  28.1      AIRTECH Uniform Offering Circular                     Filed Herewith

  28.2      Form of Escrow and Pledge Agreement                   Filed Herewith


ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.



                                  Part II-1                                   53

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned hereunto duly authorized in the City of Melbourne, State of Florida on August 22, 1997.



                                   Interactive Technologies Corp., Inc.,
                                   a Wyoming corporation



                                   /s/ Perry Douglas West
                                   -----------------------------------
                                   Perry Douglas West
                                   Chief Executive Officer and Director


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the following persons in the capacities and on the date indicated.





                                   /s/ Perry Douglas West
                                   ------------------------------------
                                   Perry Douglas West
                                   Chief Executive Officer and Director












































                                  Part II-2                                   54